Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF

FEBRUARY 2, 2018

BY AND AMONG

TRIMBLE INC.,

E-BUILDER, INC.,

THE STOCKHOLDERS OF THE COMPANY, AS SET FORTH ON SCHEDULE B HERETO,

AND

RON ANTEVY AND JONATHAN ANTEVY, IN THEIR CAPACITY AS THE STOCKHOLDERS’ COMMITTEE

i

Exhibits

Exhibit A	Form of Warrant Cancellation Agreement
Exhibit B	Sample Indebtedness Calculation
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Resignation
Exhibit E	Form of General Release
Exhibit F	FIRPTA Documentation
Exhibit G-1	Form of Transaction Bonus Agreement (Promised Company Options)
Exhibit G-2	Form of Transaction Bonus Agreement (Discretionary Bonuses)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (including the certificates and schedules referenced herein, this “Agreement”) is made as of February 2, 2018 by and among: Trimble Inc., a Delaware corporation (“Buyer”), on the one hand; and e-Builder, Inc., a Florida corporation (the “Company”), the Stockholders of the Company, as set forth on Schedule B hereto (each a “Stockholder” and collectively, the “Stockholders”), and Ron Antevy and Jonathan Antevy in their capacity as the Stockholders’ Committee (the “Stockholders’ Committee”), on the other hand, as follows:

PRELIMINARY STATEMENTS

A. The Stockholders own, in the aggregate, 83,576 shares of Voting Common Stock of the Company, par value $0.0001 per share, (the “Voting Common Stock”) and 8,274,035 shares of Non-Voting Common Stock of the Company, par value $0.0001 per share, (the “Non-Voting Common Stock”, together with the Voting Common Stock, the “Company Stock”), as set forth on Schedule 3.5(a)(i), which represents all of the issued and outstanding capital stock of the Company.

B. The Persons listed on Schedule C attached hereto (collectively, the “Optionholders”) are the holders of options to purchase an aggregate of 9,506 shares of Voting Common Stock and 941,066 shares of Non-Voting Common Stock (collectively, the “Company Options”) under the Company Option Plan, all of which Company Options will be cancelled as of immediately prior to the Closing as set forth in Section 2.3(a).

C. The Person listed on Schedule D attached hereto (collectively, the “Warrantholder”) is the holder of warrants to purchase an aggregate of 700 shares of Voting Common Stock and 69,300 shares of Non-Voting Common Stock (collectively, the “Company Warrants”), all of which Company Warrants will be cancelled as of immediately prior to the Closing as set forth in Section 2.4(a) and on the terms and subject to the conditions set forth in the Warrant Cancellation Agreement, substantially in the form attached hereto as Exhibit A, by and among Buyer, the Company and the holder of Company Warrants (the “Warrant Cancellation Agreement”).

D. Buyer desires to purchase all of the Company Stock from the Stockholders, and the Stockholders desire to sell all of the Company Stock to Buyer, upon the terms and subject to the conditions set forth herein. In furtherance of the foregoing, the boards of directors of each of Buyer and the Company have each approved this Agreement and each of the related transactions contemplated by this Agreement and the Transaction Documents (the “Transactions”), upon the terms and subject to the conditions set forth herein.

AGREEMENTS

In consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. Certain capitalized terms used in this Agreement have the definitions set forth in the body of this Agreement. Any capitalized terms used in this Agreement and not defined in the body of this Agreement have the meanings assigned to such terms on Schedule A.

Section 1.2 Certain References. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference in this Agreement to any United States federal or state Action, remedy, method of judicial Proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than a federal or state jurisdiction of the United States, be deemed to include what is most nearly approximate under the Laws of such other jurisdiction.

Section 1.3 Rules of Construction. Words in the singular shall be held to include the plural and vice versa. Words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. All article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

Section 1.4 Knowledge Group. Whenever any representation or warranty in this Agreement is qualified by the “Company’s Knowledge,” such representation or warranty shall be deemed to be made to the actual knowledge as of the date of this Agreement and as of the Closing Date of the individuals identified on Schedule 1.4, in each case, after reasonable inquiry and investigation (such knowledge, the “Company’s Knowledge”).

Section 1.5 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SECURITIES; CLOSING

Section 2.1 Agreement to Purchase and Sell Securities.

(a) In exchange for the consideration set forth in Section 2.5 (subject to adjustment pursuant to Section 2.8), on the terms and subject to the conditions contained in this Agreement, (i) at the Closing, the Stockholders shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Stockholders, all right, title and interest in and to the Company Stock held by the Stockholders, free and clear of any and all Liens, (ii) the Company Options shall be cancelled as of immediately prior to the Closing as set forth in Section 2.3, and (iii) the Company Warrants shall be cancelled, pursuant to Warrant Cancellation Agreement, as of immediately prior to the Closing as set forth in Section 2.4.

(b) On the terms and subject to the conditions contained in this Agreement, at the Closing, the Stockholders, the Optionholders, the Warrantholder and Buyer shall deliver to each other and to the Company any and all documents or certificates or instruments as may be reasonably requested by the other party(ies) in order to consummate the Transactions at the Closing.

Section 2.2 Treatment of Company Stock.

(a) At the Closing, each share of Company Stock issued and outstanding immediately prior to the Closing shall be sold to Buyer in exchange for an amount equal to the Per Share Consideration Amount (subject to adjustment pursuant to Section 2.8).

(b) In the event that the Company, at any time or from time to time between the date of this Agreement and the Closing, in accordance with Section 6.2, declares or pays any dividend on Company Stock payable in shares of Company Stock or in any right to acquire shares of Company Stock, or effects a subdivision of the outstanding shares of Company Stock into a greater number of shares of Company Stock, or in the event the outstanding shares of Company Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Stock, then the amounts payable in respect of Company Stock pursuant to this Section 2.2 shall be appropriately adjusted.

Section 2.3 Treatment of Company Options.

(a) Buyer will not assume any Company Option that is outstanding immediately prior to the Closing, whether or not then exercisable. Each Qualifying Company Option that is outstanding and unexercised immediately prior to the Closing will, by virtue of the Transactions and pursuant to this Agreement and the Company Option Plan, and without any further action on the part of any Optionholder, terminate and be cancelled and immediately cease to have any further force or effect, at which time such Optionholder shall have the right to receive with respect to each share of Company Stock issuable upon exercise thereof, an amount in cash (less Tax withholdings required by applicable Law) equal to the Per Share Option Consideration Amount, less the per share exercise price of such Company Option. The aggregate amount paid or payable to the Optionholders pursuant to this Section 2.3(a) is referred to herein as the “Option Consideration.”

(b) All Company Options that are outstanding immediately prior to the Closing (whether vested or unvested) and that are not Qualifying Company Options will terminate and cease to be outstanding at the Closing without any further action by the holder thereof in accordance with the terms of the Company Option Plan or any agreement evidencing such Company Options, as applicable, without the payment of any consideration in respect thereof.

(c) As soon as practicable following the Closing, Buyer will cause the Company to pay to each Optionholder through payroll, with respect to each share of Company Stock issuable upon exercise thereof, an amount in cash equal to the Per Share Option Consideration Amount, less the per share exercise price of such Company Option, less applicable withholdings and payroll Taxes.

(d) The Company shall, prior to the Closing, take or cause to be taken, all actions (i) necessary to provide for and give effect to the transactions contemplated by this Section 2.3 and (ii) necessary to terminate the Company Option Plan effective as of the Closing. Additionally, the Company’s board of directors will take actions to give effect to the transactions contemplated by this Section 2.3 and will approve the notice to Optionholders contemplated by Section 6.6. The Company will provide Buyer with drafts of, and a reasonable opportunity to comment upon, all resolutions relating to the Company Option Plan, any written notice provided to holders of Company Options pursuant to the terms of the Company Option Plan or any stock option agreement used under the Company Option Plan, and other written actions as may be required to give effect to the provisions of this Section 2.3.

Section 2.4 Treatment of Company Warrants.

(a) Each Company Warrant that is outstanding and unexercised immediately prior to the Closing (whether vested or unvested) will, by virtue of the Transactions and pursuant to this Agreement and the Warrant Cancellation Agreement, and without any further action on the part of Buyer, the Company or any Warrantholder, terminate and be cancelled and, to the extent that such Warrantholder has entered into a Warrant Cancellation Agreement, such Warrantholder shall have the right to receive with respect to each share of Company Stock issuable upon exercise thereof, an amount in cash (less Tax withholdings required by applicable Law) equal to the Per Share Consideration Amount, less the per share exercise price of such Company Warrant (subject to adjustment pursuant to Section 2.8). The aggregate amount paid or payable to holders of the Company Warrants pursuant to this Section 2.4(a) is referred to herein as the “Warrant Consideration.”

(b) The Company shall, prior to the Closing, take or cause to be taken, all actions, to provide all notice that may be necessary (under the Company Warrants or applicable Laws) to effectuate the provisions of this Section 2.4 and to ensure that there shall be no outstanding securities, commitments or agreements as of the Closing that purport to obligate the Company to issue any shares of Company Stock, options to purchase shares of Company Stock, warrants to purchase shares of Company Stock or other securities under any circumstances, except as expressly contemplated hereby.

Section 2.5 Consideration.

(a) Pre-Closing Statement. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a balance sheet of the Company setting forth the estimated financial condition of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Balance Sheet”), and calculations derived therefrom, including (i) the estimated Indebtedness as of the Closing (the “Estimated Indebtedness”), (ii) the lesser of (A) the estimated Cash as of the end of the day immediately preceding the Closing Date (the “Estimated Cash Amount”) and (B) $2,500,000, (iii) the estimated aggregate amount of unpaid Transaction Expenses, (iv) the estimated aggregate amount of unpaid Change of Control Liabilities and (v) the Estimated Cash Consideration (such balance sheet and estimates, collectively, the “Pre-Closing Statement”), and such related worksheets, working papers, schedules and other supporting data in form, substance and line item detail as Buyer may reasonably request. The Estimated Balance Sheet shall set forth in line item detail the components of the Estimated Indebtedness and shall calculate the Estimated Indebtedness in accordance with the classifications and methodology set forth on Exhibit B (the “Sample Indebtedness Calculation”). The Estimated Balance Sheet shall be based upon the records of the Company and other information then available and shall be prepared consistently with the Financial Statements and the Accounting Principles; provided, however, that if and to the extent there is any inconsistency between the methodology set forth in the Sample Indebtedness Calculation, on the one hand, and either the Financial Statements or the Accounting Principles, on the other hand, the Sample Indebtedness Calculation shall control (the foregoing two sentences, the “Methodology”). The Pre-Closing Statement shall control solely for purposes of determining the Estimated Cash Consideration and shall not limit or otherwise affect Buyer’s rights or remedies under this Agreement (or otherwise) or constitute an acknowledgment, consent, waiver or estoppel by or of Buyer with respect to the accuracy thereof. The Company shall provide Buyer and its representatives, prior to Closing, reasonable access during normal business hours and upon reasonable notice to the records of the Company and such information used to prepare the Estimated Balance Sheet and the Company’s personnel in order to allow Buyer to verify the Estimated Balance Sheet for purposes of Closing.

(b) Estimated Cash Consideration. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration to be paid by Buyer at the Closing in connection with the Transactions is equal to: (i) Five Hundred Million Dollars ($500,000,000), minus (ii) the Estimated Indebtedness, plus (iii) Estimated Cash Amount minus (iv) the estimated aggregate amount of unpaid Transaction Expenses minus (v) the estimated aggregate amount of unpaid Change of Control Liabilities. The sum of clauses (i) through (v) of this Section 2.5(a) is referred to herein as the “Estimated Cash Consideration.”

Section 2.6 Closing and Closing Payments.

(a) Closing. Subject to any earlier termination of this Agreement pursuant to Article X, the consummation of the Transactions (the “Closing”) shall take place at the offices of Fenwick & West LLP, 801 California Street, Silicon Valley Center, Mountain View, California 94041, at 9:00 a.m., Pacific time on the second Business Day after the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, including delivery of all of the items set forth in Section 2.7(b)) or on such other date, or at such other time or place, as shall be mutually agreed upon by the Company and Buyer. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” The transaction shall be effective for Tax and accounting purposes as of 12:01 a.m. on the Closing Date, or such other date and time mutually set by the parties for administrative convenience (the “Effective Time”).

(b) Closing Payments. Subject to the satisfaction or waiver (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) of the conditions set forth in Article VIII (including delivery of all of the items set forth in Section 2.7(b)), at the Closing, Buyer shall make the following payments to the Stockholders or such other Person(s) indicated below, in each case in the respective amounts and to the respective Persons as set forth below:

(i) to each Stockholder, by wire transfer of immediately available funds to an account or accounts designated by such Stockholder no less than five (5) Business Days prior to the Closing consistent herewith, cash equal to the aggregate Per Share Consideration Amount for all shares of Company Stock held by such Stockholder;

(ii) to the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company no less than five (5) Business Days prior to the Closing, cash equal to the Optionholders’ aggregate Option Consideration that is payable pursuant to Section 2.3;

(iii) to the Warrantholder, by wire transfer of immediately available funds to an account or accounts designated by such Warrantholder no less than five (5) Business Days prior to the Closing, cash equal to such Warrantholder’s aggregate Warrant Consideration;

(iv) to the Stockholders’ Committee, the amount of $100,000 (the “Expense Amount”) for the establishment of the Expense Fund in accordance with Section 2.10(f);

(v) to each holder of any portion of the Indebtedness, the respective portion of the Indebtedness payable to such holder, in each case as set forth in the Payoff Letters consistent with Section 2.7(b)(i), in accordance with the wire transfer instructions set forth in the Payoff Letters;

(vi) to each Person to whom the Company or any Stockholder owes any portion of the Transaction Expenses, the respective portion of the Transaction Expenses payable to such Person, in each case as set forth in the Service Provider Company Releases consistent with Section 2.7(b)(ii), in accordance with the wire instructions set forth in the Service Provider Company Releases; and

(vii) to each Person to whom the Company or any Stockholder owes any portion of the Change of Control Liabilities, the respective portion of the Change of Control Liabilities payable to such Person, in each case as set forth in the Change of Control Liabilities Company Releases consistent with Section 2.7(b)(v), in accordance with the wire instructions set forth in the Change of Control Liabilities Company Releases.

Section 2.7 Closing Deliveries. At the Closing, the parties shall deliver the documents and instruments that are set forth in this Section 2.7. All documents that any of the Stockholders, the Optionholders, the Warrantholder or the Company delivers shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel. All documents that Buyer delivers shall be in form and substance reasonably satisfactory to the Company’s counsel.

(a) Subject to the satisfaction of the conditions to Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and the delivery of the items set forth in Section 2.7(b), Buyer shall execute and/or deliver to the Company (or such other Person as indicated below) evidence that, concurrently with the consummation of the Transactions, Buyer has initiated the payments required pursuant to Section 2.6(b).

(b) Subject to the satisfaction of the conditions to Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and the delivery of the payments set forth in Section 2.6(b) and the documents and instruments set forth in Section 2.7(a), at the Closing, the Company, the Stockholders, the Optionholders and the Warrantholder, as applicable, shall execute and/or deliver to Buyer (or such other Person as indicated below) all of the following:

(i) a payoff letter issued by each holder or beneficiary of instruments or other rights constituting Indebtedness, to be delivered at least five (5) Business Days prior to the Closing Date, which sets forth (A) the amount required to repay in full all Indebtedness owed to such holder as of the Closing, (B) the wire transfer instructions for the repayment of such Indebtedness to such holder, and (C) as applicable, a release of all Liens granted by the Company to such holder or otherwise arising with respect to such Indebtedness, automatically effective upon repayment of such Indebtedness (collectively, the “Payoff Letters”), together with any applicable termination statements and collateral release documents required to evidence such release or authorization for Company or its designee to prepare and file the applicable documents and take any other actions reasonably necessary to evidence such releases;

(ii) a non-competition, non-interference, non-solicitation and non-disparagement agreement, dated as of the Closing Date, duly executed by each Stockholder identified on Schedule 2.7(b)(ii) (the “Non-Competition Agreements”) in the form attached hereto as Exhibit C;

(iii) to be delivered at least five (5) Business Days prior to the Closing Date, the agreement of any Person to whom the Company or any Stockholder may otherwise incur or owe Transaction Expenses, including any investment adviser, attorney or accountant rendering services related to the Transactions, which sets forth the release, effective as of the Closing, of any claims or amounts due to such Person from the Company for its services and the release of any Liens related thereto (without prejudice to recover amounts from the Company) (“Service Provider Company Releases”);

(iv) terminations or releases acceptable to Buyer as to all Liens designated by Buyer to be so terminated or released in advance of the Closing;

(v) evidence satisfactory to Buyer that the Stockholders and the Company have paid in full all Change of Control Liabilities or provided for the payment thereof from the Estimated Cash Consideration and releases, effective as of the Closing, of any claims on amounts due to any Person with respect to any Change of Control Liability (“Change of Control Liability Company Releases”); provided that, for the avoidance of doubt, other than the Transaction Bonus Agreements, no Change of Control Liability Company Releases will be required to be delivered by any Securityholder with respect to any Company Stock, Company Options or Company Warrant held by such Securityholder;

(vi) the written resignations in the form attached hereto as Exhibit D, effective as of the Closing Date, executed by each director and officer of the Company;

(vii) a properly completed and executed IRS Form W-9 for all Stockholders and the Company;

(viii) physical possession of all minute books and stock records of the Company;

(ix) evidence of the termination as of the Closing of any Related Party Agreement;

(x) evidence of termination of, and satisfaction and release of, all Liabilities under the respective Death and Disability Benefit Agreements dated December 2, 2016 between the Company and each of Ron Antevy and Jonathan Antevy (the “Death and Disability Benefit Agreements”);

(xi) a certified copy of the certificate of incorporation of the Company issued by the Secretary of State of the State of Florida;

(xii) certificate of good standing or the equivalent for the Company issued not earlier than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Florida;

(xiii) a certificate of the Secretary of the Company certifying as true, correct and complete: (A) the incumbency and specimen signature of each officer of such entity executing this Agreement and/or any other Transaction Document delivered hereunder on behalf of such entity; (B) a copy of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents delivered by such party hereunder; (C) a copy of the resolutions of the Company’s Stockholders authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents delivered by such party hereunder and (D) a copy of the Company’s bylaws as in full force and effect immediately prior to the Closing;

(xiv) a release of prescribed claims against the Company and all Affiliates of the Company, duly executed by each Stockholder in the form attached hereto as Exhibit E (the “General Release”);

(xv) stock certificates representing the Company Stock (or affidavits of lost stock certificates), duly endorsed in blank or with duly executed stock powers and assignments attached;

(xvi) any waiver, consent or other document necessary to give Buyer (or its nominee(s)) full legal and beneficial ownership of the Company Stock;

(xvii) executed copy of Warrant Cancellation Agreement from the Warrantholder;

(xviii) all papers, books, records, keys, credit cards and other property (if any) of the Company in the possession or under the Control of any Person who resigns as a director or officer of the Company;

(xix) FIRPTA documentation, consisting of a certificate duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by the Company certifying that the shares of Company Stock are not United States real property interests in the form attached hereto as Exhibit F;

(xx) evidence reasonably acceptable to Buyer that the Company Option Plan and Company Options have been or will be terminated at the Closing in accordance with Section 2.3;

(xxi) copies of the applicable Permits listed on Schedule 3.16;

(xxii) evidence satisfactory to Buyer that (A) Ronnie Antevy has repaid the Company in full the entire outstanding principal balance, together with accrued but unpaid interest thereon with respect to that certain Secured Promissory Note, dated March 28, 2013, as amended, between the Company and Ronnie Antevy, and (B) Jonathan Antevy has repaid the Company in full the entire outstanding principal balance together with accrued but unpaid interest thereon with respect to that certain Secured Promissory Note, dated March 28, 2013, as amended, between the Company and Jonathan Antevy (collectively, the “Founder Notes”); and

(xxiii) evidence satisfactory to Buyer that the bylaws as in full force and effect immediately prior to the Closing have been amended and restated to remove any prohibition with respect to the Transactions as a result of any potential termination of the Company election to be treated as a “S corporation” within the meaning of Code Sections 1361 and 1362 for federal and all applicable state income Tax purposes.

Section 2.8 Determination of Adjustment Amount

(a) Following the Closing Date, in accordance with this Section 2.8, the Estimated Cash Consideration shall be adjusted as follows: (A) reduced by the amount, if any, by which the Closing Cash Consideration is less than the Estimated Cash Consideration or (B) increased by the amount by which the Closing Cash Consideration is greater than Estimated Cash Consideration. The amount of such increase or decrease to the Estimated Cash Consideration as contemplated by this Section 2.8(a), and subject to the remainder of this Section 2.8, is referred to herein as the “Adjustment Amount.”

(b) Within seventy five (75) days following the Closing Date, Buyer shall prepare and deliver to the Stockholders’ Committee a statement (the “Adjustment Statement”) setting forth its calculation of: (i) the actual Indebtedness as of the Closing (the “Closing Indebtedness”); (ii) the lesser of (A) the actual Cash as of the end of the day immediately preceding the Closing Date (the “Closing Cash Amount”) and (B) $2,500,000, (iii) the actual unpaid Transaction Expenses, (iv) the actual unpaid Change of Control Liabilities and (v) the Adjustment Amount. The Adjustment Statement shall set forth in line item detail the components of each of the foregoing items, and shall calculate the Closing Indebtedness in accordance with the Methodology. During the thirty (30) days immediately following Buyer’s delivery of the Adjustment Statement, the Stockholders’ Committee and the Stockholders’ Committee’s accountants shall have reasonable access to the working papers and books and records relating to the Adjustment Statement; provided, that any such access or furnishing of such information shall be conducted at the Stockholders’ Committee’s sole expense, during normal business hours under the reasonable supervision of Buyer and in such a manner as not to interfere in any material respect with the normal operations of Buyer or any of its Affiliates (including the Company) and upon reasonable advance notice; and provided, further, that the Stockholders’ Committee shall treat all such information as confidential consistent with the provisions hereof, and hereby waives any right to use such information for any purpose other than in connection with the determination of the Adjustment Amount pursuant to this Section 2.8, and hereby agrees to execute and deliver such customary waivers, limitations of liability and indemnification agreements as are requested by Buyer’s advisors to provide access to such work papers and records. The Adjustment Statement shall become final and binding upon the parties on the earlier of: (A) the date that the Stockholders’ Committee provides written notice of its acceptance of Buyer-provided Adjustment Statement, or (B) the end of the thirtieth (30th) day following receipt thereof by the Stockholders’ Committee unless the Stockholders’ Committee gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer on or prior to such date (provided, however, that the Stockholders’ Committee may so object to the Adjustment Statement based only on the existence of factual, legal or mathematical errors therein or on the failure of the Adjustment Statement to be prepared in accordance with the principles set forth herein and in accordance with the Methodology), or (C) resolution of the Notice of Disagreement per subsection (c) below (upon any such final and binding events under (A), (B) or (C) above, thereby a “Final Adjustment Statement” and the amount shown thereby, the “Final Adjustment Amount”). Any Notice of Disagreement shall (x) specify in reasonable detail, and on a line item by line item basis, the disputed items and the nature and amount of any disagreement so asserted (the “Disputed Items”), (y) an alternative amount for each such Disputed Item and (z) shall include a proposed calculation by the Stockholders’ Committee of the Closing Cash Amount, the Closing Indebtedness, unpaid Transaction Expenses, unpaid Change of Control Liabilities and the Adjustment Amount.

(c) If a timely Notice of Disagreement is received by Buyer, then the Adjustment Statement shall become final and binding upon the parties on the earlier of (i) the date Buyer and the Stockholders’ Committee resolve in writing any differences they have with respect to all Disputed Items and (ii) the date all remaining Disputed Items are finally resolved in writing by the Accounting Firm pursuant to Section 2.8(d). During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Buyer and the Stockholders’ Committee shall consult in good faith to resolve in writing any remaining Disputed Items. During such consultation period, Buyer shall have full access to the books and records of the Stockholders’ Committee and the working papers of the Stockholders’ Committee’s accountants prepared in connection with the Stockholders’ Committee’s preparation of the Notice of Disagreement; provided, that any such access shall be conducted at Buyer’s sole expense, during normal business hours under the reasonable supervision of the Stockholders’ Committee.

(d) At the end of such thirty (30) day consultation period, if Buyer and the Stockholders’ Committee have not resolved all Disputed Items, Buyer and the Stockholders’ Committee shall submit any and all Disputed Items which remain unresolved to, upon mutual agreement of Buyer and the Stockholders’ Committee, an independent accounting firm experienced in auditing companies the size and nature of the Company as mutually selected by Buyer and the Stockholders’ Committee (the “Accounting Firm”). The Accounting Firm shall work to resolve such Disputed Items promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Accounting Firm. Any item relating to the Closing Cash Amount, the Closing Indebtedness, unpaid Transaction Expenses, unpaid Change of Control Liabilities and the Adjustment Amount that is not a Disputed Item specifically referred to the Accounting Firm pursuant to this Section 2.8(d) shall be deemed final and binding on the parties (as set forth in the Adjustment Statement or as otherwise agreed to in writing by the parties). The Accounting Firm shall finalize the Closing Cash Amount, the Closing Indebtedness, unpaid Transaction Expenses, unpaid Change of Control Liabilities and the Adjustment Amount by selecting with respect to each Disputed Item an amount between or equal to Buyer’s position as set forth in the Adjustment Statement or the Stockholders’ Committee’s position as set forth in the Notice of Disagreement. The Accounting Firm shall act as an arbitrator to determine the Closing Cash Amount, the Closing Indebtedness, unpaid Transaction Expenses, unpaid Change of Control Liabilities and the Adjustment Amount with respect to each Disputed Item submitted to the Accounting Firm, based solely on presentations by Buyer and the Stockholders’ Committee

(and not by independent review). The determination of the Closing Cash Amount, the Closing Indebtedness, unpaid Transaction Expenses, unpaid Change of Control Liabilities and the Adjustment Amount with respect to each Disputed Item by the Accounting Firm shall be binding on the parties and shall be non-appealable.

(e) All fees and expenses of the Accounting Firm in connection with this Section 2.8 shall be paid by the party against whom the majority of the dollar value of the Disputed Items so submitted was resolved, as finally determined by the Accounting Firm.

(f) Upon the achievement of a Final Adjustment Statement and concomitant Final Adjustment Amount, then the following shall occur:

(i) If the Final Adjustment Amount results in an increase to the Estimated Cash Consideration, then Buyer shall promptly (but in any event within seven (7) days thereof) make (or cause to be made) a payment to the Stockholders’ Committee for further payment to the Stockholders and Warrantholder, in accordance with their respective Pro Rata Shares, by wire transfer or delivery of other immediately available funds to the account designated by the Stockholders’ Committee an aggregate amount equal to such increase.

(ii) If the Final Adjustment Amount results in a decrease to the Estimated Cash Consideration (the difference, the “Shortfall Amount”), the Stockholders and the Warrantholder (or the Stockholders’ Committee on behalf of the Stockholders and the Warrantholder), in accordance with their respective Pro Rata Shares, shall promptly (but in any event within seven (7) days thereof) make (or cause to be made) a payment by wire transfer or delivery of other immediately available funds to the account designated by Buyer in such election of an aggregate amount equal to the Shortfall Amount.

Section 2.9 Withholding Rights. Buyer shall be entitled to deduct and withhold from any payments pursuant to this Agreement to any Person such amounts as Buyer or the Company is required (even though the proposed recipient may have provided any affidavits or certificates incident thereto) to deduct and withhold with respect to any such payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary set forth herein, any compensatory payments contemplated to be made pursuant to this Agreement shall be directed to the Company to be paid through its payroll to the appropriate Person (without interest and less any applicable withholding Taxes).

Section 2.10 Stockholders’ Committee; Expense Fund.

(a) Appointment. By virtue of the execution of this Agreement, the Stockholders irrevocably nominate, constitute and appoint Ron Antevy and Jonathan Antevy, acting jointly as the Stockholders’ Committee, as the agent and true and lawful attorney-in-fact of the Stockholders, with full power of substitution, to act in the name, place and stead of the Stockholders for the purposes set forth in this Section 2.10.

(b) Authority. The Stockholders grant to the Stockholders’ Committee full authority to (i) execute, deliver, acknowledge, certify and file on behalf of them (in their name or otherwise) any and all documents that the Stockholders’ Committee may, in their sole reasonable discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Committee may, in their sole discretion, determine to be appropriate, in performing their duties as contemplated by Section 2.10(a), (ii) receive all notices or other documents given or to be given to the Stockholders by Buyer or the Company pursuant to this Agreement and the Transaction Documents, (iii) receive and accept service of legal process in connection with any Proceeding against the Stockholders or the Company arising under this Agreement or any Transaction Documents, (iv) undertake, compromise, defend, settle, and deal in any way with any Proceeding hereunder on behalf of the Stockholders as a group or any Stockholder arising under this Agreement or any Transaction Document, (v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the Transactions, whether before, at, or after the Closing, (vi) consent to the settlement of any disputes in connection with Section 2.8 and (vii) take such other action as the Stockholders’ Committee may deem appropriate, including: (A) agreeing on behalf of the Stockholders or any of them to any waiver, modification or amendment of this Agreement or any Transaction Document and executing and delivering an agreement of such waiver, modification or amendment and (B) all such other matters as the Stockholders’ Committee may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Transaction Documents. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Transactions, Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders’ Committee, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders’ Committee, as fully binding upon such Stockholder.

(c) Power of Attorney. The Stockholders recognize and intend that the power of attorney granted in Section 2.10(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Committee (provided that such delegation is reasonably acceptable to Buyer); and (iii) shall survive the death or incapacity of any such Person.

(d) Replacement. If either of the Persons serving as the Stockholders’ Committee shall resign or otherwise be unable to fulfill their responsibilities hereunder, the Stockholders shall (by consent of those Persons entitled to receive at least a majority of the aggregate Closing Cash Consideration paid to all Stockholders), within thirty (30) days after such resignation or other inability, appoint a successor to such Person serving as the Stockholders’ Committee (who shall be reasonably satisfactory to Buyer) and immediately thereafter notify Buyer of the identity of such successor. Any such successor shall succeed the Person serving on the Stockholders’ Committee as a Person serving on the “Stockholders’ Committee” hereunder. In the event that there is only one Person serving as the Stockholders’ Committee at any time, then any action taken by the Stockholders’ Committee shall require the consent of (i) such Person or (ii) those Persons entitled to receive at least a majority of the aggregate Closing Cash Consideration paid to all Stockholders. If for any reason there is no Stockholders’ Committee at any time, all references herein to the Stockholders’ Committee shall be deemed to refer to the Stockholders.

(e) Exculpation. The Stockholders’ Committee shall not be liable to any Stockholder for any act done or omitted hereunder as Stockholders’ Committee while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholders’ Committee and hold them harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Committee and arising out of or in connection with the acceptance or administration of their duties hereunder.

(f) Expense Fund. Upon the Closing, Buyer will wire, to an account designated by the Stockholders’ Committee, the Expense Amount, which will be used to establish an expense fund (the “Expense Fund”) for the purposes of paying directly, or reimbursing the Stockholders’ Committee for, any out-of-pocket costs and expenses of the Stockholders’ Committee arising out of or in connection with the acceptance or administration of their duties hereunder or other third-party expenses or any portion of the Adjustment Amount. The Stockholders and the Warrantholder hereby acknowledge and agree that, if and to the extent any Taxes are payable on payments from the Expense Fund, such Taxes shall be paid from the Expense Fund. The Stockholders and the Warrantholder will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Committee any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Committee is not providing any investment supervision, recommendations or advice and will not be responsible or liable for any loss of principal of the Expense Fund other than as a result of their gross negligence or willful misconduct. The Stockholders’ Committee is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no Tax reporting or income distribution obligations hereunder. Contemporaneous with or as soon as practicable following the termination or expiration of the Stockholders’ Committee’s obligations in connection with this Agreement, the Stockholders’ Committee will deliver the balance of the Expense Fund to the Stockholders and the Warrantholder in accordance with their respective Pro Rata Shares. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Stockholders and the Warrantholder at the time of the Closing.

(g) Joint Action. Ron Antevy and Jonathan Antevy (or their successors) shall act jointly as the Stockholders’ Committee for all purposes hereunder, and any action taken by the Stockholders’ Committee shall require the unanimous approval of such Persons. In the event that such Persons are in disagreement as to any matter subject to the authority of the Stockholders’ Committee under this Agreement (including under this Section 2.10), they shall each be obligated to negotiate in good faith to resolve such disagreement, and if they are unable to promptly resolve such disagreement, they shall engage a mediator to facilitate such good faith negotiation and the resolution of any such disagreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Buyer to enter into this Agreement and consummate the Transactions, the Company and the Stockholders hereby make, as of the date hereof, and as of the Closing Date (except to the extent any representation or warranty is made as of a different date, as of such different date), the representations and warranties to Buyer that are set forth in this Article III. All representations and warranties set forth in this Article III are made subject to and modified by the exceptions noted in the written disclosure schedules delivered by the Company and the Stockholders to Buyer concurrently herewith as required pursuant to this Article III (collectively, the “Schedules”, and each, a “Schedule”). Each schedule delivered pursuant to this Article III shall be numbered to correspond to the paragraph and section of this Article III to which such schedule relates.

Section 3.1 Organization, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Florida. The Company has full power and authority to own all of its properties and assets and to carry on its business as presently conducted or as presently proposed to be conducted, and is qualified as a foreign corporation to do business and is in good standing (where applicable) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change on the Company.

Section 3.2 Power and Authority, Authorization and Execution. The Company has full power and authority to enter into and perform this Agreement and each Transaction Document to which the Company is, or at the Closing will be, a party and to consummate the Transactions. The execution and delivery of, and performance of its obligations under, the Transactions Documents to which the Company is, or at the Closing will be, a party, and the consummation by the Company of the Transactions, have been duly and validly approved by the board of directors and Stockholders of the Company. No other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by duly authorized officers of the Company.

Section 3.3 Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and at the Closing, the Transaction Documents to be executed and delivered by the Company will be duly executed and delivered by duly authorized officers of the Company and will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except in each instance to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 3.4 Consents; Non-contravention. Except for filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and as set forth on Schedule 3.4, the Company is not required to give any notice to, consult with, make any filing with or obtain any waiver, authorization, consent, Permit, Order or approval of any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transactions (other than (i) notices to be delivered pursuant to Contracts entered into in the Ordinary Course of Business and (ii) notices or consents to be delivered or obtained pursuant Contracts with suppliers of the Company that are not Material Suppliers). Except as set forth on Schedule 3.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document, nor the consummation of the Transactions, will: (a) conflict with, violate or result in a breach of any provision of the Governing Documents of the Company or (b) (i) violate any Order or any other Law to which the Company or any of its respective assets or businesses are subject or otherwise bound, or (ii) violate, conflict with, result in the payment of any additional fee, penalty, consent fee or other amount, or to loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or (iii) result in the creation of any Lien upon any of the material properties or assets of, the Company under any of the terms, conditions or provisions of any Material Contract, Lease or Permit, to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected.

Section 3.5 Capitalization. Schedule 3.5(a) completely and accurately sets forth the entire authorized, issued and outstanding capital stock, or other equity interests, if applicable, of the Company and the identity of the record owner of such capital stock or other equity interests. All issued and outstanding capital stock of the Company is (a) duly authorized, validly issued, fully paid and non-assessable and (b) owned, beneficially and of record, by the Stockholders, free and clear of any Lien. Schedule 3.5(b) accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Voting Common Stock and Non-Voting Common Stock, as applicable, that are or were subject to such Company Option; (iii) the date on which such Company Option was granted; and (vi) the exercise price per share of Voting Common stock and Non-Voting Common Stock, as applicable, purchasable under such Company Option. Except as otherwise provided on Schedule 3.5(b), each Company Option is an “incentive stock option” as defined in Section 422 of the Code and will become 100% vested and exercisable immediately prior to the Closing. Each Company Option was granted in accordance with the terms of the Company Option Plan and applicable Laws. The Company has delivered to Buyer true, correct and complete copies of the Company Option Plan, each amendment thereto, and each form of agreement used under the Company Option Plan pursuant to which any Company Option is outstanding. Except as set forth on Schedule 3.5(b), (i) there are no (whether written, oral, contingent or otherwise) authorized or outstanding options, restricted stock units, warrants, purchase rights, calls, subscription rights, conversion rights, equity rights, other Contracts, or the like that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock, other equity rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, and (ii) the Company is not subject to any obligation (whether written, oral, contingent or otherwise) under Law or Contract to repurchase, redeem or otherwise acquire or retire any shares of its capital stock or any options, warrants or other rights to acquire any shares of the capital stock of the Company. Except as set forth on Schedule 3.5(c), there are no preemptive rights, rights of first refusal or similar restrictions, whether arising under any Law or Contract, with respect to any of the Company’s capital stock. The Company has not violated any applicable Law or any Governing Document in connection with the offer, sale or issuance of any of its capital stock. Except as set forth on Schedule 3.5(d), there is no Contract between the Company, on the one hand, and all or any of its respective Stockholders or among any other Persons, on the other hand, with respect to the voting or transfer of the capital stock of the Company or with respect to any other aspect of the governance of the Company. Except as set forth on Schedule 3.5(e), the Company is not a party to any bonds, debentures, notes or other Indebtedness that entitles the holders to vote (or that is convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of equity interests of the Company on any matter. Except as set forth on Schedule 3.5(f), (i) the Company does not hold or beneficially own any direct or indirect interest in any Person (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person, and (ii) any such interests are held by the Company free and clear of any Liens and the Company has not agreed nor is obligated to make any future Investment in or capital contribution to any Person.

Section 3.6 Governing Documents. True, correct and complete copies of the Governing Documents as currently in full force and effect have been provided to Buyer prior to the date hereof. The Company has not violated, nor is it in violation of, in any material respect, any of the provisions of the Company’s Governing Documents.

Section 3.7 Financial Statements. True and complete copies of the audited consolidated balance sheets, statements of income, and notes to financial statements of the Company as of and for the fiscal years ended December 31, 2015 and December 31, 2016 (collectively, the “Financial Statements”), have been provided to Buyer. True and complete copies of the unaudited balance sheet (the “Interim Balance Sheet”) and statements of income of the Company as of and for the eleven months ended November 30, 2017 (such financial statements, the “Interim Financial Statements”) have also been provided to Buyer. The Financial Statements and the Interim Financial Statements fairly present the financial position of the Company in all material respects as of the dates thereof and the results of operations and cash flows of the Company for the periods covered by such statements, and except as described on Schedule 3.7, have in accordance with GAAP consistently applied through the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The Financial Statements and the Interim Financial Statements have in all material respects been prepared from, and in accordance with, the financial books and records of the Company.

Section 3.8 Undisclosed Liabilities; Indebtedness. The Company does not have any material Liabilities, other than Liabilities: (a) set forth on the balance sheet in the Interim Financial Statements and not discharged subsequent to the date of the Interim Financial Statements and prior to the Closing Date; (b) of the sort and type of payables set forth on the Liabilities side of the Interim Balance Sheet which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business (none of which is material either individually or in the aggregate), (c) arising under this Agreement, any other agreement contemplated hereby or otherwise in connection with the Transactions; (d) Liabilities under the executory portion of any Contract by which the Company or any of its assets may be bound; or (e) disclosed in any Schedule hereto. The amounts of, and creditors relating to, all Indebtedness is set forth on Exhibit B. The Company does not have (i) any Liabilities under any lease which has been, or should be under GAAP, recorded as a capital lease or (ii) all Liabilities for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, including any earnout or other deferred purchase price Liabilities (other than operating leases and trade payables incurred by the Company in the Ordinary Course of Business and repayable in accordance with customary trade practices). Except as may be set forth on Schedule 3.8, all Indebtedness may be fully discharged by the Company at any time, and without prior consent of or notice to the applicable creditor, and without any pre-payment penalty or other payment.

Section 3.9 Material Adverse Changes. Since December 31, 2016, the Company has not suffered any Change constituting a Material Adverse Change.

Section 3.10 Title and Condition of Assets. Except as set forth on Schedule 3.10, the Company has good and valid title to, a valid leasehold interest in, or a license to use all of the material tangible assets used or held for use by the Company in the conduct of its business or included in the Interim Balance Sheet or acquired thereafter, in each case free and clear of all Liens other than Permitted Liens. The material tangible assets of the Company, taken as a whole, are free from material defects, patent and latent, have been maintained in accordance with normal and applicable industry practice, are in good operating condition and repair, subject to normal wear and tear, and are suitable and sufficient for the purposes for which they are used, held for use and presently proposed to be used.

Section 3.11 Related Parties Transactions. Except as set forth on Schedule 3.11(a), the Company has not entered into any Contract or other business relationship with any Related Party other than (a) Contracts with respect to compensation for services rendered by such officer, director or employee in the ordinary course of employment and (b) Benefit Plans entered into in the Ordinary Course of Business, all of which have been disclosed to Buyer. The Company does not owe and is not owed any amount from or to any Related Party (excluding employee compensation and other ordinary incidents of employment). The Contracts or other business relationships listed on Schedule 3.11(a) are referred to herein as the “Related Party Agreements.” No property or interest in any property (including Intellectual Property) which relates to, is or will be necessary or useful in the present or future operation of the Company’s business, is presently owned by or leased or licensed by or to any Related Party. Except as set forth on Schedule 3.11(b), no Related Party has an interest, directly or indirectly, in any business, corporation or otherwise that competes directly or indirectly with the Company or that is a lessor, lessee, licensor, licensee, customer, supplier or distributor of the Company or that conducts a business similar to any business conducted by the Company.

Section 3.12 Insurance. Schedule 3.12 contains a true, correct and complete list and description (including insurer, policy number and expiration dates) of all insurance policies that are maintained by the Company or that name the Company as an insured or loss payee, including those insurance policies that pertain to the assets, employees or operations of the Company. All such insurance policies are in full force and effect. All outstanding premiums that are due and payable with respect to such insurance policies have been paid in full. The Company has not received any notice that any such insurance policy has been or will be cancelled or terminated or will not be renewed on substantially the same terms as are now in effect or that the premium on such policy will be materially increased on the renewal thereof. The Company has complied in all material respects with the terms and provisions of such insurance policies, and has not failed to give any notice or present any claim under any insurance policy in a timely fashion or as required by any insurance policy.

Section 3.13 Taxes.

(a) The Company has timely filed (taking into account applicable extensions of time to file) all United States federal, state and local and all foreign income and other material Tax Returns that were required to be filed by it on or prior to the Closing Date. All such Tax Returns were prepared in compliance with all applicable Laws and correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of, or information regarding, the Company required to be shown thereon. No extension of time to file any such Tax Return which has not been filed as of the date of this Agreement has been requested from or granted by any Governmental Authority (other than automatic extensions available by statute).

(b) The Company has timely paid all Taxes imposed upon it or for which it is or could be liable, whether to Governmental Authorities or other Persons (as, for example, under Tax allocation Contracts), with respect to all taxable periods or portions of periods ending on or before the Closing Date, other than Taxes that are not yet due and payable and Taxes that are being contested in good faith by it. The unpaid Taxes of the Company that are not yet due and payable and that are being contested in good faith do not materially exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company. The amount of unpaid Taxes that are being contested in good faith by the Company (as applicable), the Governmental Authority with whom these Taxes are being contested and the status of these Proceedings do not materially exceed the amounts set forth on Schedule 3.13(b).

(c) Except as set forth on Schedule 3.13, the Company has not been the subject of any audit, investigation, assessment, examination, suit or any similar Proceeding by any Governmental Authority with respect to any taxable periods in the past five (5) fiscal years or portions of periods ending on or before the Closing Date. No waiver of any statute of limitation with respect to the Taxes or Tax Returns of the Company has been given by or requested from the Company. No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There is no claim for Taxes being asserted against the Company that has resulted in a Lien against any asset or property of the Company other than Permitted Liens.

(d) The Company has (i) complied (and through Closing will comply) in all material respects with all applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provision of state, local or foreign Tax Law and the withholding of a non-resident shareholder’s Taxes under any state or local Tax Law), (ii) within the time and in the manner prescribed by applicable Tax Law, timely withheld from employee wages, consulting compensation or amounts allocable to non-resident shareholders and timely paid over to the proper Governmental Authority (or is properly holding for such timely payments) all amounts required to be so withheld and paid over under all applicable Law, including all Taxes, and (iii) timely filed all withholding Tax Returns required to be filed, for all periods through and including the Closing.

(e) There are no payments or benefits that could be received (whether in cash or property or the vesting of property) by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Benefit Plan, Contract or otherwise that would not be deductible by Buyer, the Company or any of their respective Affiliates by reason of Section 280G of the Code, that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code, or that could be subject to Section 4999 of the Code.

(f) Each Benefit Plan, Contract and other arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (or which would be but for an exemption) to which the Company or any ERISA Affiliate is a party is set forth on Schedule 3.13(f).

(g) Each Benefit Plan, Contract, and other arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (or which would be but for an exemption) to which the Company or any ERISA Affiliate is a party satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and all applicable guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Benefit Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could be incurred by any participant in any such Benefit Plan, Contract or other arrangement. No stock or equity option (including the Company Options) has an exercise price that has been or may be less than the fair market value of the underlying equity securities as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No Company Option (or other right to acquire any Company Stock) is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and Section 1.409A-1(b)(1) of the Treasury Regulations.

(h) Each share of Company Stock is property that is “substantially vested” under Section 83 of the Code and Section 1.83-3(b) of the Treasury Regulations. The Company has provided to Buyer true, correct and complete copies of all election statements, if any, that have been provided to the Company under Section 83(b) of the Code with respect to any unvested securities or other property issued by the Company to any of its employees, non-employee directors, consultants and other service providers, and to the Company’s Knowledge each such election was timely filed.

(i) None of the Company or any ERISA Affiliate thereof is a party to, or otherwise obligated under, any Benefit Plan, Contract or otherwise to reimburse, indemnify, gross-up or otherwise compensate any individual for any Tax or interest that might be imposed due to application of Section 409A or Section 4999 of the Code.

(j) The Company is not a party to or bound by any Tax indemnity Contract, Tax sharing Contract, Tax allocation Contract or any similar Contract for the sharing of Tax Liabilities or benefits (excluding a commercial agreement entered into in the normal course of business, the primary purpose of which is not related to Taxes), and the Company has no any Liability or potential Liability to another party under any such agreement.

(k) The Company has never been a member of an affiliated, consolidated, combined, unitary or aggregate group under any provision of any applicable Law. The Company has no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable Law) as a transferee or successor, by Contract or otherwise.

(l) Except as set forth on Schedule 3.13, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” with any taxing authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code made on or prior to the Closing Date.

(m) The Company has provided to Buyer all documentation relating to any applicable Tax holidays or incentives with regard to the Company. To the Company’s Knowledge, the Company is in material compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by any of the Transactions.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o) The Company has provided to Buyer true, correct and complete copies of all income and other material Tax Returns filed by it for the taxable years ending on or after December 31, 2012, and all audit reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2013.

(p) The Company has not participated in any reportable transaction as defined in Treasury Regulation Section 1.6011-4.

(q) All transactions that could give rise to an understatement of the federal income Tax Liability of Company within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

(r) All Persons performing services for the Company who are classified and treated by Company as independent contractors, consultants or in a similar capacity qualify as independent contractors and are not properly classified as employees under applicable Tax Law.

(s) Except as set forth on Schedule 3.13(s), no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(t) The Company made a valid election to be treated as an “S corporation” within the meaning of Code Sections 1361 and 1362 for federal and all applicable state income Tax purposes effective as of January 1, 2016, and has maintained its status as an “S corporation” for federal and all applicable state income Tax purposes at all times since such date.

Section 3.14 Conduct of Business. Except as set forth on Schedule 3.14, since November 30, 2017, the Company has operated its business only in the Ordinary Course of Business and has not:

(a) amended its Governing Documents (whether by merger, consolidation or otherwise);

(b) effected any recapitalization, reclassification, stock dividend, stock split or made any like change in its authorized capital stock (or other equity or equity-linked interests) or issued any capital stock (or other equity or equity-linked interests) or paid or declared any dividends or other distributions on its securities of any class, or purchased, redeemed, or otherwise acquired any of its securities of any class;

(c) sold, assigned, transferred, encumbered, incurred or granted any Lien (other than Permitted Liens), conveyed, leased, licensed or permitted the loss, lapse or abandonment, or other disposition of, or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of its assets, tangible or intangible, except in the Ordinary Course of Business;

(d) suffered any damage, destruction or loss, or any interruption in use, of any assets or property (whether or not covered by insurance), whether on account of fire, flood, riot, strike, act of God or otherwise, that exceeded Fifty Thousand Dollars ($50,000) or suffered any other Change that is, or would reasonably be expected to result in, a Material Adverse Change;

(e) incurred, assumed, guaranteed, modified, renewed, refinanced, cancelled, compromised or suffered to exist or committed to incur, assume, guarantee, modify, renew, refinance, cancel or compromise any capital expenditure or any obligation or Liability outside the Ordinary Course of Business in an amount that exceeds One Hundred Thousand Dollars ($100,000), or any of the foregoing in an aggregate amount that exceeds Two Hundred Fifty Thousand Dollars ($250,000);

(f) made any increase, or committed to make any increase, in the bonus, salary or other compensation or fringe benefits of any officer, employee, consultant or independent contractor of the Company, other than in the Ordinary Course of Business; or instituted or made any amendment to any employee benefit program or fringe benefit program with respect to the employees of the Company; or made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons; or entered into, modified or terminated any collective bargaining agreement or relationship;

(g) made any material amendment to any deferred compensation plan within the meaning of Section 409A of the Code and the IRS regulations thereunder, except to the extent necessary to meet the requirements of such Section;

(h) made any provision of, or entered into a Contract to pay severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(i) (i) made any change in title, office or position or change in identity with respect to any officers of the Company, (ii) received any unwritten claim of unfair labor practices or other employment-related claims involving the Company, (iii) involuntary terminated any employee, contractor or other service provider without receiving a general release of claims, (iv) received or responded to any claim for unpaid wages or benefits;

(j) made any new loans or extension of existing loans to any officers, directors or employees;

(k) taken any action that has resulted in or may result in a resignation or termination of service of any employee, contractor, officer or director;

(l) adopted, amended, modified or terminated in any respect any Benefit Plan, agreement, trust, fund, arrangement for the benefit of employees or any collective bargaining agreement;

(m) made any change in any of its policies or practices with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof (whether on account of the Transactions or otherwise) or other working capital policies or practices; or delayed payment of any accounts payable or accelerated collection of accounts receivable, in each case other than in the Ordinary Course of Business; or waived any right or cancelled or compromised any debt or claim, other than in the Ordinary Course of Business and in an amount, individually or in the aggregate, not greater than One Hundred Fifty Thousand Dollars ($150,000), or made any other change in its cash management policies or practices or in its accounting methods, principles or practices;

(n) made or changed any election in respect of Taxes, adopted or changed any accounting (or Tax accounting) principle, policy, practice or procedure of Company, or changed the method of applying such principle, policy, practice or procedure, filed any amendment to any Tax Return, entered into any Tax sharing or similar agreement or closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(o) made any write-down in the value of its current or long-term assets that is material or outside of the Ordinary Course of Business;

(p) entered into any Contract to acquire by merger, consolidation or otherwise, or any Contract to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(q) commenced, settled or compromised, or agreed to settle or compromised, any Proceeding, other than settlements or compromises involving solely money damages not in excess of One Hundred Fifty Thousand Dollars ($150,000);

(r) hired, engaged or terminated the employment or engagement of any employee or individual independent contractor who will earn annual base compensation in excess of One Hundred Thousand Dollars ($100,000);

(s) adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company; and

(t) agreed to take, whether orally or in writing, or entered into any letter of intent or similar document in contemplation of taking, any of the foregoing actions.

Section 3.15 Contracts.

(a) Schedule 3.15 contains a true, correct and complete list of the following Contracts to which the Company is a party or otherwise bound (such Contracts, the “Material Contracts”) and, to the extent that a Material Contract is oral, Schedule 3.15 contains an accurate description of the material terms thereof, and each Material Contract is listed under a heading in Schedule 3.15 that corresponds with the applicable clause among the following to which such Material Contract relates:

(i) plans, Contracts or arrangements with respect to Benefit Plans;

(ii) collective bargaining agreements and any other Contracts with any labor unions or other employee representative bodies;

(iii) Contracts or arrangements for, or relating to, the providing of services by any officer or employee on a full-time, part-time or other basis, including, but not limited to, any Contract or arrangement pursuant to which the Company is or may become obligated to make any severance, change of control, retention, termination or similar payment to any current or former employee of the Company, other than arrangements with such Persons that are terminable at will pursuant to which the Company would not be required to make any payment in excess of $50,000 or payments in excess of $250,000 in the aggregate;

(iv) Contracts or arrangements for, or relating to, the providing of services by any independent contractor or consultant other than arrangements with such Persons not under a written agreement and which arrangement is terminable at will, pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former independent contractor or consultant of the Company;

(v) Contracts or arrangements that provide for the payment of any cash or other compensation, benefits or acceleration of any benefit as a result of the execution of this Agreement or the other Transaction Documents and/or the consummation of the Transactions (in all cases, whether alone or in conjunction with another event, and whether with or without the passage of time, the giving of notice, or both);

(vi) Contracts or arrangements that restrict the ability of the Company to terminate the service of any employee or the consulting Contract of any Person at any time for any lawful reason or for no reason without Liability (including severance obligations);

(vii) Contracts relating to the incurrence, assumption or guarantee of Indebtedness;

(viii) leases, subleases or licenses, either as lessee, sublessee or licensee or as lessor, sublessor or licensor, of any personal property or real property, including capital leases but excluding Intellectual Property;

(ix) Contracts that involve any “most favored nation” rights or similar rights or obligations of the Company or other Person or any other similar provision;

(x) Contracts of agency, sales representation, distribution or franchise (other than, in each case, with an employee of the Company pursuant to an employment Contract entered into by the Company and such employee in the Ordinary Course of Business) that require the Company to make payments equal to more than One Hundred Thousand Dollars ($100,000) per year and that cannot be cancelled by the Company without payment or penalty upon notice of thirty (30) days or less;

(xi) Contracts with, or relating to the provision of goods or services to, any Governmental Authority or any agency thereof (other than Contracts that have been entered into in the Ordinary Course of Business);

(xii) All (A) Outbound Intellectual Property Licenses (other than Contracts with end users permitting non-exclusive access to use the Company Products that have been entered into in the Ordinary Course of Business); (B) Inbound Intellectual Property Licenses, except that the Company does not need to list on Schedule 3.15 Inbound Intellectual Property Licenses for: (1) “shrink wrap” and similar generally available commercial end-user licenses to Software that is not distributed by the Company or incorporated into, integrated or bundled with, any Company Products that require aggregate payments by the Company of Fifty Thousand Dollars ($50,000) or less; (2) licenses for Open Source Materials; or (3) Contracts permitting the Company to access or use generally available commercial online services (such as software as a service or cloud based services) that require aggregate payments by the Company of Fifty Thousand Dollars ($50,000) or less and (C) any other Contract relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to or under Intellectual Property (except that the Company will not be required to list on Schedule 3.15 any such Contracts that have been entered into in the Ordinary Course of Business);

(xiii) Contracts restricting in any manner any right of the Company to (A) compete with any Person, (B) sell goods or services to any Person, (C) purchase goods or services from any Person, (D) solicit for employment or hire any Person, (E) disclose any confidential information of any Person to any other Person (other than pursuant to confidentiality, secrecy or non-disclosure Contracts entered into by the Company in the Ordinary Course of Business) or (F) otherwise engage in any activity relating to the business as presently conducted and as presently proposed to be conducted by the Company;

(xiv) [Reserved];

(xv) Contracts that contain any provision pursuant to which the Company is obligated to indemnify or make any indemnification payments to any Person, other than with respect to standard terms and conditions of a Contract for the purchase or sale of products or services in the Ordinary Course of Business;

(xvi) Contracts with respect to the acquisition or disposition of any business, assets or securities, or any equity (or equity-linked) or debt investment in or any loan to any Person, and all related Contracts;

(xvii) powers of attorney and any other similar grants of agency;

(xviii) Contracts providing for capital expenditures by the Company with an outstanding amount of unpaid obligations and commitments in excess of One Hundred Thousand Dollars ($100,000);

(xix) Contracts with, or relating to the provision of products or services to Material Customers or from Material Suppliers;

(xx) limited liability company agreements, partnership agreements, joint venture agreements and all other similar Contracts (however named) that involve a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(xxi) shareholders’ agreement, voting agreement, voting trust agreement, registration rights agreement or similar Contract relating to the organization, management or operation of the Company;

(xxii) Contracts that evidence the settlement or compromise of any Proceeding involving either (A) any ongoing payment obligations by the Company, (B) the imposition of any non-monetary restrictions upon the Company that continue to be in effect or (C) the admission of wrongdoing on the part of the Company;

(xxiii) Contracts pursuant to which the Company has or may have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s or similar fees or expenses) in connection with this Agreement or the Transactions; provided that any fee and expense information in such Contracts may be redacted;

(xxiv) Contracts relating to the mortgaging, pledging or otherwise placing a Lien on any material portion of the Company’s assets;

(xxv) Contracts for the provision of goods or services by the Company which require delivery or performance over a period of more than twelve (12) months and for which the Company has recognized revenue in advance for delivery of such goods or performance of such services; and

(xxvi) any other Contract that is material to the business of the Company (taken as a whole).

All of the Material Contracts set forth on or required to be set forth on Schedule 3.15 are in full force and effect and are valid and enforceable in accordance with their terms. The Company is in compliance in all material respects with the terms and requirements of each Material Contract and has not received written notice that it has breached or violated or defaulted under, any of the terms of conditions of such Material Contract, and, to the Company’s Knowledge, each other Person that is party to such Material Contract is in compliance with the terms and requirements of such Material Contract. Other than any waiver, authorization, consent, Permit, Order or approval disclosed on Schedule 3.4, no event has occurred or circumstance exists that (with or without notice or lapse of time) may, in any material respect, contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Material Contract other than with respect to immaterial amounts under negotiation in the Ordinary Course of Business, and no Person has given notice or made any explicit demand for renegotiation or threat of cancellation of any Material Contract. The Company has not waived any of its material rights under any Material Contract. The Company has made available to Buyer a true and correct copy of each Material Contract, including all amendments, supplements and modifications thereto.

(b) (i) The Company has not received written notification of cost, schedule, technical or quality problems that could reasonably be expected to result in one or more claims against Company (or its successors in interest) by any Governmental Authority, any Prime Contractor or a higher-tier subcontractor in excess of Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate; (ii) all Government Contracts have been legally awarded; (iii) no Government Contract is currently or is reasonably likely to become the subject of bid or award protest Proceedings; and (iv) to the Company’s Knowledge, the Company has not taken any Action or is a party to any Proceeding or Order that could reasonably be expected to give rise to (1) Liability under the False Claims Act, (2) a claim for price adjustment under the Truth in Negotiations Act, or (3) any other request for a reduction in the price of any Government Contract in excess of Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate.

(c) (i) The Company has complied in all material respects with all Laws relating to each of its Government Contracts and maintains systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance in all material respects with all requirements of all Government Contracts and all Laws; (ii) no past performance evaluation received by the Company with respect to any such Government Contract has set forth a material default or other failure to perform thereunder or termination thereof that has not been corrected or remediated; (iii) no money due to the Company pertaining to any Government Contract has been withheld or set-off as a result of any claims made against the Company involving amounts in excess of Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate; and (iv) no Government Contract has been terminated for default in the past ten (10) years.

(d) The Company is not, nor has it been, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment Actions with respect to Government Contracts have been commenced or, to Company’s Knowledge, threatened against Company or any of its officers, directors, managers or employees. To the Company’s Knowledge, there is no valid basis for Company’s suspension or debarment from bidding on Contracts or subcontracts for or with any Governmental Authority. No cure notice or show cause notice has been issued to Company and remains outstanding.

(e) Since January 1, 2014, (i) the Company has not undergone nor is the Company currently undergoing any audit, inspection or surveyor examination of records by any Governmental Authority relating to any Government Contract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, (ii) the Company has not received written notice of, or undergone, any investigation or review relating to any Government Contract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, and (iii) no such audit, review, inspection, investigation or surveyor examination of records has been threatened orally or in writing. The Company has not received any official notice that it is or was being specifically audited or investigated by the United States General Accounting Office, the Defense Contract Audit Agency of the United States Government, any state or federal agency United States Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney).

(f) In each case in which the Company has made available any technical data, Software or Company Intellectual Property to any Governmental Authority in connection with any Government Contract, the Company has identified and marked such technical data, Software or Company Intellectual Property with all markings and legends necessary (under the FAR, DFARS, or other applicable legal requirements) to ensure that no Governmental Authority or other Person is able to acquire ownership, unlimited rights or government purpose rights (or other broad license rights) with respect to such technical data, Software or Company Intellectual Property, except where failure to do so has not and will not adversely affect the Company or its business in any material respect.

(g) No negative determinations of responsibility, as contemplated in Part 9 of the FAR, have been issued and received against the Company in connection with any Government Contract.

(h) The Company is not subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract.

(i) No payment has been made by the Company or by a Person acting on behalf of the Company to any Person (other than to a bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) that is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement Law or regulation or any other legal requirement.

(j) There are no facts that could reasonably be expected to result in a claim by a Governmental Authority against the Company for a price reduction pursuant to the clause set forth at General Services Administration (“GSA”) Acquisition Manual Section 552.238-75, Price Reductions, or any predecessor or similar clause; (ii) there are no facts that could reasonably be expected to result in a claim by a Governmental Authority that the Company’s commercial sales practices are materially inconsistent with disclosures made by the Company in the GSA Commercial Sales Practices Chart known as the CSP-1; (iii) there are no facts that could reasonably be expected to result in a claim by a Governmental Authority against the Company for violation of a “most favored customer”-type clause. (The term “claim by a Governmental Authority” includes a claim brought by a whistleblower on behalf of a Governmental Authority.)

Section 3.16 Permits. The Company has all material Permits that are required for the operation of its business and the ownership of its assets as presently conducted. Schedule 3.16 sets forth a true, correct and complete list of all material Permits of the Company (other than ordinary course franchises, registrations, permits, licenses and similar authority necessary for the conduct of business). The Company’s Permits are valid, existing, in full force and effect and not subject to any revocation or forfeiture, and the Company is not in material violation of any such Permit. The Company has complied with, is in compliance with, and has at all times within the five (5) year period ended on the date hereof operated its business and maintained its assets in material compliance with all terms and requirements of each of the Company’s Permits. The Company has not received any written or oral notification from any Governmental Authority or other Person alleging any violation of any Permit by the Company. There are no Proceedings pending or threatened against the Company to cancel, terminate, revoke or modify any Permit. Such Permits will continue to be in full force and effect following the Closing until the expiration of such Permits in accordance with their respective terms.

Section 3.17 Compliance with Laws. The Company has complied with, is in compliance with, and has at all times in the last five (5) years operated its business and maintained its assets in compliance with, all applicable Laws and Orders and all Contracts with Governmental Authorities, in each case in all material respects. The Company has not received any notification from any Governmental Authority or other Person alleging any violation of any Law, Order or Contract with any Governmental Authority by the Company.

Section 3.18 Litigation, Claims and Awards. Except as set forth on Schedule 3.18(a), there are no, and during the past five (5) years there have not been any, Proceedings of any kind or nature pending or, to the Company’s Knowledge, threatened against the Company. Except as set forth on Schedule 3.18(b), there are no, and during the past five (5) years there have not been any, Proceedings of any kind or nature pending or, to the Company’s Knowledge, threatened, against of the officers, directors or Affiliates of the Company that could reasonably be expected to adversely affect the business, operations (including results of operations), assets, Liabilities, condition (including financial condition) or prospects of the Company or the consummation of the Transactions. There are no Proceedings of any kind or nature pending or currently planned by the Company against any other Person.

Section 3.19 Real Property.

(a) The Company has not owned and currently does not own fee simple title to any real property and does not have any obligation to purchase any real property.

(b) Schedule 3.19(b) identifies by street address all real property leased, subleased or otherwise used or occupied by the Company (“Leased Real Property”). All Leased Real Property is leased to the Company as the tenant for such Leased Real Property pursuant to written leases, true, correct and complete copies of which have been previously delivered to Buyer (in each case, as amended, restated, supplemented or otherwise modified to date), and all such written leases are valid, binding and in full force and effect. As of the date hereof, all amounts due and payable under the Leases have been paid in full, and no party has any rights of offset against any rents, security deposits or additional rents payable under any Lease. Except as set forth on Schedule 3.19(b), there exists no default or condition which, with the giving of notice, the passage of time, or both, could become a default under any lease relating to any Leased Real Property (each, a “Lease”). The Company has a valid leasehold, subleasehold or license interest in all Leased Real Property of which it is a lessee, free and clear of any Liens, except for Permitted Liens. With respect to each Lease: (i) the possession and quiet enjoyment of the Leased Real Property by the Company under such Lease has not been disturbed in any material respect, and there are no material disputes with respect to such Lease; (ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) the Company does not owe, nor will owe in the future, based upon any Contract in effect on the date hereof, any brokerage commissions or finder’s fees with respect to such Lease; and (iv) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein. The Leased Real Property constitutes all real property and improvements leased by the Company and all real property or improvements used or held for use by the Company. The Company has not assigned, subleased, transferred or encumbered, in whole or in part, any interest in any Leased Real Property to any Person.

(c) The Leased Real Property is used in a manner consistent in all material respects with and permitted by applicable zoning ordinances and other Laws without special use approvals or Permits, is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the business of the Company, is not in possession of any adverse possessors, is in reasonably good condition and repair (normal wear and tear excepted) and requires no work or improvements to bring it into compliance in all material respects with all applicable Laws or to repair or maintain the improvements thereon. No portion of the Leased

Real Property is subject to any pending or threatened condemnation or other similar Proceeding by any Governmental Authority. The Company has not given any notice to any landlord under any of the Leases that it will not be exercising any extension or renewal options under the Leases. The Company is not a party to and is not obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Leased Real Property to any Person (other than pursuant to this Agreement).

Section 3.20 Environmental Matters. The Company has at all times complied, and is in compliance with all Environmental and Safety Requirements, in each case in all material respects. Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all licenses that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities (including the Leased Real Property) or the operation of its business. The Company has not received any written notice, report, Order, directive or other information regarding any actual or alleged violation of, or any Liabilities or corrective, investigatory or remedial obligations arising under, Environmental and Safety Requirements which relate to the Company, or the business, or any of its respective locations or facilities. There have been no releases of Hazardous Substances at, on, under, from or, to the Company’s Knowledge, to any of the Leased Real Property in amounts that may give rise to material Liability of the Company under any Environmental and Safety Requirements.

Section 3.21 Intellectual Property.

(a) The Company is the sole and exclusive owner of all right, title and interest (including the sole right to enforce) in and to the Company Owned Intellectual Property. All Company Owned Intellectual Property is free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 3.21(a) relating to joint ownership/licensing arrangements with certain of its customers, the Company has not transferred ownership of any Intellectual Property to any third party, or permitted the Company’s rights in any Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which the Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(b) Schedule 3.21(b)(i) sets forth a true, correct and complete list of: (i) any Company Registered Intellectual Property specifying the owner thereof and the application or registration number and the applicable jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) Company Products by name and version number. All Company Registered Intellectual Property is in full force and effect; is valid, subsisting and enforceable; has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities; and, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions. Schedule 3.21(b)(ii) sets forth a list of all actions that are required to be taken by the Company within one hundred twenty (120) days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

(c) The Company Intellectual Property, the Company Products (including the use thereof), and the conduct of the business of the Company, including the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision of any Company Product, in each case, has not, does not and will not violate, infringe or misappropriate any Intellectual Property Rights of any Person. The Company is not a party in any Proceeding (or received any written notice or threat) which involves a claim or allegation of infringement, misappropriation or other violation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property Right.

(d) There is no past, pending or threatened Proceeding: (i) contesting the validity, ownership, enforceability, registrability, or right to exploit any Company Intellectual Property; (ii) alleging that any of the Company Products, Company Intellectual Property, or the conduct of the business of the Company infringes, misappropriates or otherwise violates the rights of any Person, or will do so; or (iii) alleging that any Person infringes, misappropriates or is otherwise violating any Company Intellectual Property or has previously done so. The Company has not received any communication or other notice asserting or suggesting that the Company is infringing, misappropriating or otherwise violating any Intellectual Property owned or controlled by any Person or offering any Company a license to any Intellectual Property. There are no facts or circumstances that might reasonably serve as the basis for any such Proceeding. No Person is infringing upon, misappropriating or otherwise violating or conflicting with any Company Intellectual Property, or has done so.

(e) Each of the Inbound Intellectual Property Licenses and the Outbound Intellectual Property Licenses (together, the “Intellectual Property Licenses”) are valid and binding on all parties thereto and enforceable in accordance with its terms, and there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party thereunder.

(f) Except as set forth in Schedule 3.21(f), there are no royalties, honoraria, fees or other payments payable by the Company to any Person for the use or other exploitation by the Company of any Company Intellectual Property, other than fees payable by the Company under Inbound Intellectual Property Licenses for: (1) “shrink wrap” and similar generally available commercial end-user licenses to Software that is not distributed by the Company that by their terms call for aggregate payments by the Company of Fifty Thousand Dollars ($50,000) or less per year; (2) licenses for Open Source Materials; or (3) Contracts permitting the Company to access or use generally available commercial online services (such as software as a service or cloud based services) that require aggregate payments by the Company of Fifty Thousand Dollars ($50,000) or less.

(g) Neither the execution of the Transaction Documents nor the consummation of the Transactions, with or without notice or lapse of time, will result in or give any other Person the right or option to cause or declare: (A) a loss or impairment of, or Lien on, or the release, disclosure, or delivery to any other Person of, or the grant, assignment or transfer to any other Person of any title to or any license or other right or interest under, to or in any Company Intellectual Property (including any Source Code to any Software owned, licensed, or leased by, or otherwise used in the business of, the Company) or any Intellectual Property owned or held by Buyer or any of its Affiliates (including, from and after the Closing, the Company); (B) a breach or modification of or default under any of the Intellectual Property Licenses; (C) Buyer or any of its Affiliates (including, from and after the Closing, the Company) to be (1) bound by any non-compete obligation or other restriction on the operation of any business by Buyer or any of its Affiliates (including, from and after the Closing, the Company) or (2) obligated to pay any incremental royalties or other amounts, offer any incremental or other discounts, or be bound by any incremental or other “most favored pricing” terms to any third party. As used in this Section 3.21(g), an “incremental” royalty, amount, discount or “most favored pricing” term refers to a royalty, amount, discount or “most favored pricing” term, as applicable, in excess, whether by contractual term, contractual rate or scope, of those obligations that would have been required to be offered, granted or provided, as applicable, had the execution of the Transaction Documents or the consummation of the Transactions not been executed or consummated, as applicable. Each item of Company Intellectual Property owned or exploited by the Company immediately prior to the Closing will be owned or available for exploitation by the Company on identical terms and conditions immediately after the Closing.

(h) Schedule 3.21(h) lists all Software or other material that subject to an Open Source License (“Open Source Materials”) that is incorporated into, combined with or distributed by the Company with or distributed with any of the Company Products. The Company has not used, incorporated, modified, hosted, distributed or otherwise accessed any Open Source Materials, in whole or in part, in any manner that (i) requires the disclosure or distribution of any Software in Source Code form or any other materials or; (ii) requires the licensing of any Intellectual Property Rights, any Software or any portion of any Company Product for the purpose of making derivative works; (iii) grants, or requires the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive Software Source Code or any portion of any Company Product; (iv) imposes any restriction on the consideration to be charged for the marketing, licensing, distribution or otherwise making available of any Software or any portion of any Company Product; or (v) creates, or purports to create, obligations for the Company to grant, or purport to grant, to any third party, any rights or immunities under any Intellectual Property Rights.

(i) Each current employee, officer, consultant and contractor of the Company who is or has been involved in the development (alone or with others) of any Intellectual Property by or for the Company has executed and delivered to the Company a written Contract sufficient to: (i) assign to the Company all right, title and interest in and to any such Intellectual Property, (ii) waive any right to receive any further compensation with respect to such assignment, and (iii) provide reasonable protection for Trade Secrets of the Company. Each former employee, officer, consultant and contractor of the Company who was involved in the development (alone or with others) of any Intellectual Property by or for the Company has transferred to the Company all right, title and interest in and to any such Intellectual Property pursuant to a written assignment or by operation of Law. No present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest in any Company Intellectual Property. In each case in which the Company has acquired ownership (or claimed or purported to acquire ownership) of any Intellectual Property from any Person (including any employee, officer, consultant or contractor of the Company), the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer ownership of all rights (including the right to sue for and collect past damages) with respect to such Intellectual Property to the Company. Neither the Company, nor any of its officers, employees or agents has done, or failed to do, any act or thing which may, after the Closing, prejudice the validity or enforceability of any of the Company Intellectual Property. No Person (other than the Company) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Company Owned Intellectual Property.

(j) No government funding, facilities or other resources (including any employees) of a university, college, educational institution or research center, or funding from third parties, was used in the development of any Company Owned Intellectual Property.

(k) The Company has taken all measures reasonable and customary to protect and preserve its rights in the Company Intellectual Property and the confidentiality of all Trade Secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by the Company. All disclosure of Trade Secrets held by the Company to a Person has been pursuant to either the terms of a written agreement between the Company and such Person pursuant to which such Person undertakes to reasonably protect and not disclose such Trade Secrets or to a Person who is required by applicable Law to not disclose such information. All exploitation, disclosure or appropriation by the Company of Trade Secrets not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Trade Secrets, or is otherwise lawful.

(l) Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, or agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code held by the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on its behalf to any Person of any Source Code held by the Company.

(m) The Company has not (i) transferred ownership of, or granted any exclusive or perpetual right or license with respect to any Company Intellectual Property to any other Person; (ii) granted any Person the right to modify, enhance or create derivative works of any of Company Intellectual Property other than modifications, enhancement or derivative works that are owned by the Company; (iii) granted any Person the right or license to use any Company Product or portion thereof for anything other than such Person’s internal business purposes; or (iv) permitted any Person to resell, host, offer as a service, use in a service bureau or otherwise make available any Company Intellectual Property, except in each case of (iii) and (iv) other than rights granted to an end user of a Company Product that allow such customer to have third parties use the Company Product solely for the benefit of such customer.

(n) None of the Contracts of the Company (including any Contract for the performance of professional services by or on behalf of the Company) confers upon any Person other than the Company any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such Contract.

Section 3.22 Privacy and Data Security.

(a) The Company has: (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines (true, correct and complete copies of which have been made available to Buyer), Contracts to which it is party or otherwise bound, and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information; and (ii) taken commercially reasonable measures to ensure that Personally Identifiable Information and is protected against loss, damage, and unauthorized access, use, modification, or other misuse, including any Personally Identifiable Information created, received, maintained or transmitted on behalf of Company customers. There has been no loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Personally Identifiable Information or other information owned, held or controlled by Company (collectively, “Information”). No Person has provided any written notice, made any written claim, or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Information by the Company or any of its respective employees or contractors and, there is no reasonable basis for any such notice, claim or Action. Neither the execution of the Transaction Documents nor the consummation of the Transactions, with or without notice or lapse of time, violate any privacy policy, Contract or applicable Laws relating to the Information.

(b) To the extent that the Company receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, cardholder data (including as such term is defined in the Payment Card Industry Data Security Standards (“PCI DSS”), as amended from time to time), or other related data (“Cardholder Data”), the Company’s information security procedures, processes and Systems have at all times met or exceeded all applicable Laws, and contractual obligations related to the collection, storage, processing and transmission of Cardholder Data, and all requirements established by applicable governmental regulatory agencies, payment brands, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard). There has never been a material security breach involving any such Cardholder Data. No material breach, deficiency or non-compliance was identified in the most recent audit (if any) of the Company relating to its compliance with PCI DSS. For all periods when the Company received, processed, transmitted or stored any Cardholder Data, the Company has implemented and complied with procedures for the regular audit of its Systems related with PCI DSS.

Section 3.23 IT Systems.

(a) The Software used by the Company is substantially free of any material defects, bugs and errors, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”). The Company has taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.

(b) The computer, information technology and data processing systems, facilities and services used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company (collectively, the “Systems”), are reasonably sufficient for the existing needs of the Company. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business in the manner it is currently being conducted and as currently proposed to be conducted.

(c) Except as set forth on Schedule 3.23(c), during the twelve (12) month period ending on the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company. The Company makes back-up copies of data and information material to the conduct of its business in real time and conducts periodic tests to ensure the effectiveness of such back-up Systems.

Section 3.24 Employee Benefits.

(a) Schedule 3.24(a) contains a true, correct and complete list of all Benefit Plans. The Company has delivered or made available to Buyer, with respect to each Benefit Plan, true, correct and complete copies of, as applicable: (i) all documents embodying such Benefit Plan (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (ii) all Contracts relating to such Benefit Plan, including all trust documents, insurance documents and other funding arrangements, investment management agreements and service provider agreements; (iii) the last three Form 5500s (and all schedules and financial statements attached thereto) filed with respect to such Benefit Plan; (iv) if any Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets; (v) all correspondence by the Company to or from any Governmental Authority relating to such Benefit Plan; (vi) the most recent summary plan description and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (vii) the most recent valuation report for such Benefit Plan; (viii) the most recent financial statements for such Benefit Plan; (ix) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Benefit Plan; and (x) all coverage, nondiscrimination, top-heavy and Code Section 415 tests performed with respect to such Benefit Plan for the three most recently completed plan years. Except as set forth on Schedule 3.24(a), each Benefit Plan can be amended or terminated by the Company at any time (whether before or after the Closing) and without any Liability or expense to the Company, any ERISA Affiliate or such Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty), other than benefits accrued as of the date of termination and reasonable administrative expenses of the type typically incurred in connection with the termination of similar employee benefit plans. None of the rights (including the right to amend or terminate any Benefit Plan at any time and without Liability or expense, other than benefits accrued as of the date of termination and reasonable administrative expenses of the type typically incurred in connection with the termination of similar employee benefit plans) of the Company, any ERISA Affiliate, Buyer or any of their respective Affiliates under any Benefit Plan will be impaired in any way by this Agreement or the consummation of the Transactions.

(b) With respect to each Benefit Plan: (i) such Benefit Plan was properly and legally established; (ii) such Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in material compliance with all applicable requirements of all applicable Laws, including ERISA and the Code; (iii) the Company, each ERISA Affiliate and all other Persons (including all fiduciaries) have properly performed in all material respects all of their duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to such Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations; (iv) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Benefit Plan required to be filed with any Governmental Authority or provided to any participant in such Benefit Plan (or the beneficiary of any such participant) have been properly prepared and properly filed or provided on or before their respective due dates and were accurate in all material respects when so filed or provided; (v) none of the Company, any ERISA Affiliate or any other fiduciary of such Benefit Plan has breached any fiduciary duty imposed upon it by ERISA or any other applicable Law; (vi) no transaction or event has occurred or, to the Company’s Knowledge, is threatened or about to occur (including any of the Transactions) that constitutes or would constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; (vii) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Benefit Plan have been timely paid, or, if not yet due, have been accrued as a Liability on the Financial Statements; and (viii) all reasonable recommendations given to the Company regarding corrective (and self-corrective) actions, distributions, analysis, and notifications under such Benefit Plan, and documentation of the same, have been complied with, followed, and implemented, within the remediation time period required by the IRS to perform such actions, distributions, analysis, and notifications. Neither the Company nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which, the Company, any ERISA Affiliate, Buyer or any of their respective Affiliates could incur, directly or indirectly, any Liability or expense under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar Contract, with respect to any Benefit Plan.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust and/or group annuity Contract is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan (i) is the subject of a current, unrevoked favorable determination letter issued by the IRS with respect to such Benefit Plan’s qualified status under the Code; or (ii) utilizes a prototype or volume submitter plan document that is the subject of a current, unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan and upon which the Company and such Benefit Plan are entitled, under applicable IRS guidance, to rely. Nothing has occurred, or could reasonably be expected to occur, that could adversely affect the qualification or exemption of any such Benefit Plan or its related trust or group annuity Contract or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Benefit Plan.

(d) The Company, each ERISA Affiliate and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. None of the Company, any ERISA Affiliate or any Health Plan has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject the Company, any ERISA Affiliate or any Health Plan to) any penalty or Tax under Code Sections 4980D or 4980H or any other provision of the Health Care Reform Laws.

(e) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has (or could incur) any Liability (including contingent Liability) with respect to: (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (ii) a multiple employer plan within the meaning of Section 210(a), 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. There are no unfunded Liabilities under or in connection with any Benefit Plan that are not fully reflected in the Interim Balance Sheet.

(f) None of the Company, any ERISA Affiliate or any Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of the Company or any ERISA Affiliate, or to any other Person, after his or her retirement or other termination of employment or service, except to the extent required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or similar state Law. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Benefit Plan above the level of expense incurred with respect to such Benefit Plan for the most recent fiscal year included in the Financial Statements.

(h) No suit, claim or Action (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Benefit Plan, nor is there any basis for any such suit, claim or Action. No Benefit Plan is (or during the last six (6) years has been) the subject of any audit, investigation or Action by any Governmental Authority or a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and, to the Company’s Knowledge, no such audit, investigation or Action is contemplated or under consideration by any Governmental Authority.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event(s)) will or may: (i) entitle any individual to severance, retention, or change of control benefits or to any other payment from the Company, any ERISA Affiliate, Buyer, any of their respective Affiliates, or any Benefit Plan; (ii) otherwise increase the amount of compensation due to any individual or forgive Indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Benefit Plan, or (iv) require the Company, any ERISA Affiliate, Buyer or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any current or former director, officer, employee, consultant, independent contractor or other service provider of or to the Company.

(j) The Company has not received services from (i) any individual whom the Company treated as an independent contractor, but who should have been treated as a common law employee of the Company, or (ii) any individual who constituted a leased employee of the Company under Section 414(n) of the Code. Each employee and each other Person who provides services to the Company is (and at all time prior to the Closing has been) properly classified with respect to employment status for all purposes, including employment, labor, wage and hour compliance, Benefit Plan and Tax purposes. The Company has been at all times and is currently in compliance in all material respects with (i) all applicable Laws respecting employment and employment practices and (ii) all terms and conditions of employment (including those pertaining to wages and hours, discrimination, equal employment opportunity, occupational health and safety, and unemployment compensation).

(k) Each Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (each, an “International Benefit Plan”) that is intended to qualify for special Tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Authorities. No International Benefit Plan has any unfunded Liabilities that have not been fully accrued for on the Interim Balance Sheet or that will not be fully offset by insurance. All of the International Benefit Plans are registered where required by, and are in good standing under, all applicable Laws.

Section 3.25 Employee Relations.

(a) Except as contemplated by Section 7.7 and as set forth on Schedule 3.25(a): (i) no director, officer, employee, consultant, contractor, Related Party or Affiliate of the Company is or will be entitled to any transaction bonuses, change-in-control payments, acceleration of vesting or benefits rights, severance rights, deferred compensation payments, retention bonus and similar obligations that are triggered by or payable in connection with the Transactions; (ii) the Company has fully accrued for all such bonuses, payments, rights, and Liabilities on the Interim Balance Sheet and has not made, and the Company is not otherwise obligated to make, any payment to any Person in connection with the Transactions; and (iii) no director, officer, employee, consultant, contractor, Related Party, or Affiliate of the Company is or will be entitled to any commission, other bonus, or similar payment (whether in the form of cash or otherwise) in respect of any sale, selling efforts or other activity arising prior to the Closing, except that which has been fully paid by the Company or specifically itemized as a Liability on the Estimated Balance Sheet.

(b) No officer or other employee of the Company has voluntarily or involuntarily terminated employment in the last ninety (90) days and, to the Company’s Knowledge, none intends to terminate employment with the Company prior to at or following the Closing (other than at the request of Buyer or retirements in the Ordinary Course of Business, but to the Company’s Knowledge, there are no pending retirements).

(c) The Company is, and at all times in the last five (5) years has been, in compliance in all material respects with all currently applicable Law with respect to its employees, consultants, or service providers respecting employment, termination of employment, discrimination, harassment or retaliation in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and exempt and non-exempt under the FLSA), wages, hours, vacation and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages, compensation, Taxes, penalties or other material sums for failure to comply with any of the foregoing. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). The Company does not have any unsatisfied obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Every employee of the Company who requires a visa, employment pass or other required Permit to work in the country in which he is employed has a current employment pass or such other required Permit and all necessary permission to remain in such country and perform services in that country, and the Company has obtained Forms I-9 from any such employee who has ever provided services in the United States.

(d) There is not presently any pending or, to the Company’s Knowledge, threatened: (i) strike, slowdown, picketing, work stoppage or employee grievance process affecting the Company; (ii) charge, grievance Proceeding or other claim against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; (iii) union organizational activity or other labor or employment dispute against or affecting the Company; or (iv) application for certification of a collective bargaining agent with respect to the employees of the Company. The Company has not received an application for recognition of, nor have they done any act which, to the Company’s Knowledge, may be construed as recognition of, nor do they have, a works council. The Company is in compliance in all material respects with the United States Immigration Reform and Control Act. To the Company’s Knowledge, no employee of the Company is an undocumented alien.

(e) Except as disclosed on Schedule 3.25(e), to the Company’s Knowledge, no current or former director, officer or employee of the Company has asserted any claim or has any reasonable basis to make a non-frivolous claim against the Company (whether under Law, any employment Contract or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; (iii) vacations, holidays, sick leave, time off or pay in lieu of vacation, holiday, sick leave or time off, other than vacation, holiday, sick leave or time off (or pay in lieu thereof) earned in the twelve (12)-month period immediately prior to the date of this Agreement; or (iv) any other amounts (including bonuses, benefits, reimbursement of business expenses or other employment-related payments) other than amounts accrued for on the Interim Balance Sheet. The Company has made all required payments to the relevant unemployment compensation reserve account with the appropriate Governmental Authorities with respect to its employees, and such accounts have positive balances.

(f) No Liability has been asserted or is reasonably anticipated by the Company for discrimination or harassment on the basis of race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sex, age, sexual orientation, or gender identity or for any other Liability (statutory, contractual or otherwise) accruing from any employment practice of the Company or from the termination or variation of any Contract of employment or for services. The Company has no Liability under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff Law.

(g) Schedule 3.25(g)(i) contains a true, correct and complete list of all employees of the Company as of the date of this Agreement, together with their respective name; exempt or nonexempt status; date of hire; current rate of base salary or hourly wages, as applicable; amount of bonus (other than as contemplated by Section 7.7) and fringe benefits eligibility, if applicable; amount of accrued vacation; eligibility for commissions, if applicable; and location in which they primarily provide services to the Company. This Schedule 3.25(g)(i) shall include whether such service provider works in the jurisdiction of his or her service pursuant to a visa or work Permit and the terms of that work Permit. Schedule 3.25(g)(ii) sets forth a true, correct and complete list of all of the consultants, advisory board members and independent contractors of the Company or ERISA Affiliate and, for each service provider, (i) such individual’s compensation, (ii) such individual’s initial date of engagement and (iii) whether such engagement has been terminated by written notice by either party thereto.

(h) To the Company’s Knowledge, no current or former employee of the Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee (i) to be employed by the Company because of the nature of the Company’s business or (ii) to the use of Trade Secrets or proprietary information of others. To the Company’s Knowledge, no contractor or consultant of the Company is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor (i) to be providing services to the Company because of the nature of the Company’s business or (ii) to the use of Trade Secrets or proprietary information of others.

(i) Each of the employees of the Company is authorized under applicable Law to work in his or her current position for the Company and in the location where he or she currently provides services to the Company.

(j) Except as set forth on Schedule 3.25(j), the employment of each employee of the Company is terminable at will without cost to the Company except for payments required under the Benefit Plans and the payment of accrued salaries or wages and pay in lieu of vacation, holiday, sick leave or time off.

Section 3.26 Suppliers and Customers. Schedule 3.26 sets forth lists of (i) the top twenty (20) suppliers of the Company, including Software licensors and information technology vendors and service providers, as measured by the dollar volumes of purchases by the Company over the eleven (11) month period ending November 30, 2017 (the “Material Suppliers”) and (ii) the top twenty-five (25) customers by Company each recurring and total revenue over the twelve (12) month period ending December 31, 2017 (collectively, the “Material Customers”). A true, correct and complete copy of each Contract between the Company, on the one hand, and any Material Customer or Material Supplier, on the other hand, has been provided to Buyer prior to the date hereof. The Company does not have any outstanding material dispute concerning its products and/or services with any Material Customer or Material Supplier and, to the Company’s Knowledge, there is no material dissatisfaction on the part of any Material Customer or Material Supplier. The Company has no knowledge that any Material Customer or Material Supplier shall not continue as a customer, supplier or partner, as applicable, to the Company after the Closing or that such customer, supplier or partner, as applicable, intends to terminate or materially modify existing Contracts with the Company. The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business and, to the Company’s Knowledge, there is no reason why the Company will not continue to have such access on commercially reasonable terms after the consummation of the Transactions.

Section 3.27 Warranties. All Company Products sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. There are no material defects in the design or Technology embodied in any Company Products that impair or are likely to impair the intended use of such Company Products. The Company does not have any Liability for replacement or repair of Company Products or other damages in connection therewith in excess of any reserves therefor reflected on the Interim Balance Sheet.

Section 3.28 Commercial Bribery and Fraud. Neither the Company nor any of its current or former Securityholders, officers, directors, employees, agents, representatives or any other Persons acting on behalf of the Company has, directly or indirectly: (a) engaged in any fraud or other scheme to deceive any customer or vendor of the Company or any other Person with whom the Company does business; or (b) made any bribe, illegal contribution, kickback, rebate, influence payment or other unrecorded improper payment to any Person seeking to influence any action or inaction by such Person, or to obtain favorable treatment in securing business or other special concessions from such Person or the business or Governmental Authority that such Person represents or that employs such Person, or to obtain any illegal payments or other consideration from such Person or the business or government that such Person represents or that employs such Person. No current or former Securityholders, officers, directors, employees, agents, representatives or any other Persons acting on behalf of the Company has accepted or received any bribe, illegal contribution, kickback, rebate, influence payment or other unrecorded improper payment. Without limiting the generality of the foregoing, the Company has not directly or indirectly made or agreed to make (whether or not such payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales. No Securityholder, officer, director, employee, agent, representative or any other Person acting on behalf of the Company is a government official, a political party, or a candidate for political office. The Company does not have any undisclosed sub-agents, sub-contractors, or other Person acting on its behalf. Neither the Company nor any Securityholder, officer, director, employee, agent, representative or any other Person acting on behalf of the Company has been convicted of or pleaded guilty to an offense involving fraud, corruption, or moral turpitude in any jurisdiction or is listed by any Governmental Authority as debarred, suspended, proposed for suspension or disbarment or otherwise ineligible for government procurement programs.

Section 3.29 Brokers. Except as set forth on Schedule 3.29, neither the Company nor any of its respective Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Buyer, the Company or any other Person for arranging the Transactions or introducing the parties to each other.

Section 3.30 Patriot Act; International Trade.

(a) Neither the Company nor any of its officers nor, any of its, directors, employees or agents acting on behalf of the Company have violated, are in violation of, or will violate any provision of any of the U.S. Foreign Corrupt Practices Act of 1977, the USA Patriot Act of 2001, and the USA Patriot Improvement and Reauthorization Act of 2006, each as amended, or any similar Law in any other jurisdiction in which the Company operates.

(b) The Company is and has been in compliance in all material respects with all applicable Laws concerning the exportation and re-exportation by the Company of its products, Technology, technical data, services and related know-how, along with any products, Technology, technical data, services and related know-how that the Company re-sells, including those administered by, without limitation, the United States Department of Commerce (the “DOC”), including the Export Administration Regulations, the United States Department of the Treasury (the “DOT”), and the United States Department of State. The Company’s products, Technology, technical data, services and related know-how, along with the products, Technology, technical data, services and related know-how that the Company re-sells, have been and currently are properly categorized, classified and licensed for export control purposes with respect to Export Administration Regulations. The Company is and has been in material compliance with all applicable Laws administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security. The Company is and has been in compliance in all material respects with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the DOT.

(c) No officer, director, employee or agent of the Company: (i) is identified on the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) is identified on the Bureau of Industry and Security of the DOC “Denied Persons List,” “Entity List” or “Unverified List”; (iii) is identified on the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”, or (iv) is or has been at any time in violation of United States and international economic and trade sanctions, including those administered by OFAC.

Section 3.31 No Other Representations. Notwithstanding anything in any Transaction Document to the contrary, the Company understands and agrees that Buyer has not made any representation or warranty whatsoever, express or implied, with respect to Buyer or its business, the Transactions or any other matter, other than those representations and warranties expressly set forth in the

Transaction Documents. Except for the representations and warranties contained in Article III, the Company does not make and has not made any representation or warranty to Buyer or any of its Affiliates, with respect to any financial projection, forecast, estimate, budget or prospective information relating to the business or operations of the Company, and the Company shall not have any Liability to Buyer or any other Person in respect of such information, including any subsequent use of such information, except in the case of Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING STOCKHOLDERS

Subject to the limitations contained in this Agreement, each Stockholder hereby makes to Buyer, as of the date hereof and as of the Closing Date (except to the extent any representation or warranty is made as of a different date, as of such different date), individually, and not jointly, the representations and warranties that are set forth in this Article IV.

Section 4.1 Power and Authority; Capacity; Authorization and Execution. The Stockholder has the right, power, authority and legal capacity to perform his, her or its obligations under this Agreement and each Transaction Document to which the Stockholder is, or at the Closing will be, a party and to consummate the Transactions. This Agreement and the other Transaction Documents constitute legal, valid and binding obligations of Stockholder, enforceable against him, her or it in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.2 Non-contravention. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions will: (a) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order, writ, injunction, judgment or decree to which the Stockholder, or the Company Stock owned by such Stockholder, is subject; (b) violate any Law or Order to which the Stockholder or the Company Stock owned by such Stockholder is subject or otherwise bound; or (c) result in the creation or imposition of any Lien upon any of the assets or businesses of the Stockholder.

Section 4.3 Title to Shares. The Stockholder (a) is the legal and beneficial owner of the Company Stock set forth opposite such Stockholder’s name on Schedule B hereto; (b) except as set forth in the Schedules, is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Stock; (c) is not a party to any option, warrant, purchase right or other Contract that could require the Stockholder to sell, transfer or otherwise dispose of any of his, her or its Company Stock (other than this Agreement); (d) has full power, right and authority, and any approval required by applicable Law, to make and enter into this Agreement and perform all of such Stockholder’s obligations hereunder; and (e) has good and valid title to the Company Stock set forth opposite such Stockholder’s name on Schedule B hereto, free and clear of all Liens. Upon consummation of the Transactions, Buyer will acquire full legal and beneficial title to the Company Stock being conveyed by the Stockholder hereunder, free and clear of all Liens.

Section 4.4 Litigation. There is no Proceeding pending or, to the knowledge of the Stockholders, threatened against the Stockholders, and there is not in existence on the date hereof any Order, in each case with respect to the Transactions or which could reasonably be expected to have an adverse impact on the ability of the Stockholders to consummate the Transactions.

Section 4.5 Brokers. Except as set forth on Schedule 3.29, the Stockholder has not dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from such party, the Company or any other Person for arranging the Transactions or introducing the parties to each other.

Section 4.6 No Other Representations. Notwithstanding anything in any Transaction Document to the contrary, the Stockholder understands and agrees that Buyer has not made any representation or warranty whatsoever, express or implied, with respect to Buyer or its business, the Transactions or any other matter, other than those representations and warranties expressly set forth in the Transaction Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the representations and warranties to the Stockholders that are set forth in this Article V.

Section 5.1 Organization, Existence and Good Standing. Buyer is a company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Power and Authority, Authorization and Execution. Buyer has full power and authority to enter into and perform this Agreement and each Transaction Document to be executed or delivered by Buyer to which Buyer is, or will be, a party, in connection with the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is, or will be, a party, and the consummation by Buyer of the Transactions, have been duly and validly approved by the board of directors of Buyer. The approval of Buyer’s stockholder(s) to execute this Agreement and the other Transaction Documents to which Buyer is, or will be, a party and to consummate the Transactions is either not required or has been duly given. No other approvals or actions are necessary on the part of Buyer to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation by Buyer of the Transactions. This Agreement has been duly executed and delivered by duly authorized officers or other signatories of Buyer.

Section 5.3 Enforceability. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by Buyer will be duly executed and delivered by duly authorized officers of Buyer and will constitute valid and binding obligations of Buyer, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. Buyer is acquiring the Company Stock for its own account and not with a view to distribute the Company Stock to non-Affiliates.

Section 5.4 Brokers. Neither Buyer nor any of its Affiliates is obligated to pay any Person any broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the Transactions or introducing the parties to each other.

Section 5.5 Financing. Buyer has or will have at the Closing sufficient funds available to pay the Estimated Cash Consideration, Option Consideration and Warrant Consideration and any additional amount if and to the extent required to be paid by Buyer pursuant to Section 2.8(f). Buyer acknowledges that its obligations in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds for all payments required to be made by Buyer hereunder, whether under contemplated financing transactions or otherwise.

Section 5.6 No Other Representations. Notwithstanding anything in any Transaction Document to the contrary, Buyer understands and agrees that neither the Company nor the Stockholders has made, and neither of them are making, any representation or warranty whatsoever, express or implied, with respect to the Stockholders, the Company, the Company’s business, the Transactions or any other matter, other than those representations and warranties expressly set forth in the Transaction Documents (as supplemented by the Schedules).

ARTICLE VI

COVENANTS OF THE COMPANY AND STOCKHOLDERS

Section 6.1 Reasonable Access. During the period between the date hereof and the earlier to occur of the Closing or the termination of this Agreement pursuant to Article X (the “Interim Period”), the Company and the Stockholders shall use their respective best efforts to cause the Company to give to Buyer’s officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, Contracts, documents, insurance policies, records, and subject to proper protocols, customers, vendors and personnel of or with respect to the Company and shall furnish to Buyer and such Persons as Buyer shall designate to the Company such information as Buyer or such Persons may at any time and from time to time reasonably request. Notwithstanding anything to the contrary in this Agreement, neither the Stockholders nor the Company shall be required to disclose any information to Buyer if such disclosure would, in the Stockholder’s sole discretion based upon the advice of legal counsel: (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law or fiduciary duty; provided that the Stockholders or the Company, as the case may be, disclose to Buyer that information is being withheld on this basis. During the Interim Period, Buyer shall not contact any customers of the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.2 Operation of the Business. During the Interim Period, the Company shall use its commercially reasonable efforts to carry on its business in the Ordinary Course of Business. In furtherance of the foregoing, the Company shall use its commercially reasonable efforts to: (a) preserve the present business operations, organization and goodwill of the Company; (b) preserve the present relationships of the Company with customers, suppliers, employees and other Persons; (c) comply with all Orders and Laws applicable to the Company; (d) pay, or cause to be paid, in a timely manner consistent with current practices all accounts payable and expenses incurred in connection with the maintenance and operation of the business of the Company; (e) collect, or cause to be collected, in a timely manner consistent with current practices all accounts receivable generated in connection with the operation of the business of the Company; (f) maintain books, accounts and records used in the operation of the business of the Company and/or the preparation of the Financial Statements in accordance with past custom and practice; and (g) maintain all insurance policies in effect on the date hereof covering the assets, Liabilities and operations of the Company. During the Interim Period, except for such actions expressly required to be taken by the Company pursuant to this Agreement or otherwise requested in writing by the Buyer or any of its Affiliates, the Company will not take any action that would be required to be disclosed in Schedule 3.14 if such action was taken since the December 31, 2016 and before the execution of this Agreement, in each case without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned, or delayed).

Section 6.3 Competing Acquisition Proposals. Except in connection with communications to the Stockholders regarding the status of the Transactions, during the Interim Period, neither the Company nor the Stockholders, nor any of their respective Affiliates, or any officer, director, manager, employee, agents or representatives thereof (including any investment banker, attorney, accountant or consultant retained or engaged by the Company or the Stockholders) shall take any action, directly or indirectly: (i) to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information or encouragement to, any Person (other than Buyer) concerning any purchase of any of the Company Stock, or any merger, consolidation, reorganization, recapitalization, business combination or sale of the assets involving, or Investment in, the Company (other than assets sold in the Ordinary Course of Business), or any similar transactions involving the Company (a “Competing Acquisition Proposal”); (ii) to enter into any understanding or agreement regarding any Competing Acquisition Proposal; or (iii) otherwise cooperate with, assist, participate in, facilitate or otherwise encourage any effort or attempt by any Person to make a Competing Acquisition Proposal or to effect a transaction inconsistent with the Transactions. Each of the Company and the Stockholders shall immediately, to the extent that they have not done so already, (i) cause any negotiations or discussions of the type described in the preceding sentence that may currently be in progress to be terminated and (ii) notify Buyer in writing of any Competing Acquisition Proposals it or any of its Affiliates or any officer, director, manager, employee, agent or representative thereof receives on or after the date hereof (which notice shall include the name of the proposing party and a reasonably detailed summary of the Competing Acquisition Proposal).

Section 6.4 Confidentiality. During the Interim Period, and following the termination of this Agreement should the Closing not occur, the parties will be subject to the terms of that certain mutual nondisclosure agreement dated November 3, 2017 (the “NDA”). Any party that is not party to the NDA hereby agrees to be bound by the terms and conditions of the NDA in accordance with this Section 6.4 as if they were original parties to the NDA.

Section 6.5 Termination of 401(k) Plan

. Prior to the Closing Date, the Company will (a) terminate each Benefit Plan that is intended to constitute a 401(k) plan (each, a “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, provided that such termination may be contingent upon the Closing, (b) adopt any and all amendments to each Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements), and (c) take all other actions as Buyer may reasonably direct in connection with the termination of any Company 401(k) Plan, unless Buyer notifies the Company in writing at least three (3) days prior to the Closing Date that termination of such Company 401(k) Plan is not necessary. Unless Buyer provides the notice described in the preceding sentence to the Company, the Company will, prior to the Closing Date, provide Buyer with evidence satisfactory to Buyer that (i) each Company 401(k) Plan has been terminated effective no later than the day before the Closing Date pursuant to resolutions of the board of directors of the Company, provided that such termination may be contingent upon the Closing (the form and substance of such resolutions will be subject to the prior review and approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed)), (ii) each Company 401(k) Plan has been amended to ensure compliance with all applicable requirements of the Code, including all qualification requirements (the form and substance of such amendments will be subject to the prior review and approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed)), and (iii) all other actions reasonably directed by Buyer in connection with the termination of any Company 401(k) Plan have been taken.

Section 6.6 Notice to Holders of Company Options. The Company shall deliver notice to all Optionholders at least four (4) days before the Closing Date. Such notice shall provide that (a) all Company Options that remain unexercised immediately prior to the Closing will terminate and be cancelled and immediately cease to have any further force or effect immediately prior to the Closing, without any consideration payable therefor (other than the payments specified in Section 2.3(a)), and (b) an Optionholder who exercises Company Options by the deadline set forth in such notice must make appropriate arrangements with the Company for the payment of the exercise price and satisfaction of any applicable Tax withholding requirements applicable to the exercise of such Company Options. Buyer acknowledges and agrees that Buyer will not have any right to indemnification from or recourse against the Company or the Stockholders for any Damages relating to or arising out of the Company’s issuance of written notice in accordance with this Section 6.6 or the absence of any longer period with respect to the exercise of the Company Options.

ARTICLE VII

JOINT COVENANTS

Section 7.1 Representations and Warranties Insurance. At Buyer’s request, the Company and the Stockholders shall use commercially reasonable efforts to facilitate the purchase of the R&W Insurance Policy by Buyer, including providing true and complete responses in order to promptly fulfill all informational requests as reasonably requested by Buyer, the insurer, its broker or any other insurance agent to obtain and bind the R&W Insurance Policy; provided, however, that the Company shall have no obligation to pay any premium, underwriting fee or any other fee or expense relating to or arising from the purchase of the R&W Insurance Policy by Buyer. Notwithstanding the foregoing, if Buyer elects not to or is unable to purchase the R&W Insurance Policy, such failure to obtain the R&W Insurance Policy will have no effect on the limitations to the Securityholders’ liability and obligations, or the limitations on the Buyer’s right to recourse, set forth in Article IX.

Section 7.2 D&O Tail Policy; Indemnification of Company Officers and Directors. At or prior to the Closing, the Company will purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which (a) has an effective term of at least six (6) years from the Closing Date, (b) covers only those Persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the Closing Date and, in each case, only for matters occurring at or prior to the Closing Date, and (c) contains coverage terms comparable to those applicable to the current directors and officers of the Company under the Company’s existing directors’ and officers’ liability insurance policy (the “Company D&O Tail Policy”). The cost of the Company D&O Tail Policy will be treated as a Transaction Expense hereunder. If the Transaction is consummated, neither the Company nor Buyer will cancel or terminate the Company D&O Tail Policy during its term. If the Transaction is consummated, then until the sixth (6th) anniversary of the Closing Date, the Company and the Buyer will fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Governing Documents as in effect on the date hereof (and the Company and the Buyer will not amend the Company’s Governing Documents in a manner that limits the Company’s or its successors authority to provide the indemnification under the Company Indemnification Provisions included therein) (the “Company Indemnification Provisions”), with respect to claims arising out of matters occurring at or prior to the Closing. Any claims for indemnification made under this Section 7.2 on or prior to the sixth (6th) anniversary of the Closing Date shall survive such anniversary until the final resolution thereof.

Section 7.3 Further Assurances. On the terms and subject to the conditions of this Agreement, the parties shall use their respective commercially reasonable efforts at their own expense to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective as promptly as possible the Transactions, and to cooperate with each other in connection with the foregoing, subject to the limitations as set forth in Section 7.5.

Section 7.4 Filing of Tax Returns; Tax Cooperation. Except for federal and state income Tax Returns of the Company prepared and filed on a pass-through basis (“Pass-Through Tax Returns”), Buyer shall prepare and file or cause to be prepared and filed all Tax Returns of the Company for taxable periods ending on or before the day preceding the Closing Date (a “Pre-Closing Tax Period”) and taxable periods beginning on or before and ending on or after the Closing Date (a “Straddle Period”) that are due after the Closing Date (such Tax Returns, the “Buyer-Prepared Tax Returns”). The Stockholders’ Committee shall prepare and file all Pass-Through Tax Returns of the Company for Pre-Closing Tax Periods. All Pass-Through Tax Returns and material Buyer-Prepared Tax Returns shall be prepared in accordance with applicable Laws and consistent with the Company’s past practices, to the extent such practices are in accordance with applicable Laws. Buyer shall deliver to the Stockholders’ Committee draft copies of each such material Buyer-Prepared Tax Return no later than thirty (30) days prior to the date for filing such Buyer-Prepared Tax Return, including applicable extensions. Buyer shall permit the Stockholders’ Committee to review and comment on each such material Buyer-Prepared Tax Return prior to filing, and shall give good faith consideration to all of the Stockholders’ Committee’s reasonable comments on each such material Buyer-Prepared Tax Return made within fifteen (15) days of the Stockholders’ Committee’s receipt of the draft copies of such material Tax Returns. The Stockholders’ Committee shall provide draft copies of each Pass-Through Tax Return to Buyer no later than thirty (30) days prior to the date for filing such Pass-Through Tax Return, including applicable extensions. The Stockholders’ Committee shall incorporate into such Pass-Through Tax Return all reasonable comments by Buyer, after which such Pass-Through Tax Returns shall be filed by or on behalf of the Company. The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of such Tax Returns by or on behalf of the Company and any audit, examination, litigation or other Proceeding with respect to any such Tax Return. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or any related audit, litigation or other Proceeding. All Tax deductions arising in connection with the Transactions on the Closing Date, including any such deductions relating to payments to holders of Company Options or Company Warrants (or, in each case, the exercise thereof), Transaction Expenses and the Death and Disability Benefit Agreements (including the transfer of any insurance policy related thereto), shall, to the maximum extent permitted by applicable Law, be claimed by the Company on its Tax Returns that include the Closing Date (including for this purpose the consolidated or combined Tax Returns of Buyer which shall include the Company as of the beginning of the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(2) and any comparable provisions of state or local Law), and neither the Company nor any Stockholder will take, or cause or permit to be taken, any action that would cause any such deductions to be claimed by the Company prior to the Closing Date.

Section 7.5 HSR Filings.

(a) Each party hereto represents that it has made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and agrees to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the Federal Trade Commission or the Antitrust Division of the Department of Justice. Each party shall use commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 7.5 necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Buyer shall not make or consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Authority, or take any other action with that would reasonably be expected to hinder or delay the expiration or termination of any waiting period under the HSR Act, without the consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding anything contained in this Agreement to the contrary, including this Section 7.5, in no event shall any party be obligated to agree to any restriction or modification, or take any action or enter into any settlement or other agreement or binding arrangement to sell, hold, separate or otherwise dispose of any party’s assets, suggested or requested by any Governmental Authority in order to facilitate the receipt of any required consents from such Governmental Authority in order to consummate the Transactions. Buyer shall be responsible for all filing fees under the HSR Act and under any such other Laws or regulations applicable to Buyer or the Company.

(b) The parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the review under the HSR Act. Without limiting the generality of the foregoing, the parties agree, except as prohibited or restricted by applicable Law, to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the HSR Act and an opportunity to participate in each of such meetings, (ii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to the HSR Act, (iii) if any Governmental Authority initiates a substantive oral communication relating to the HSR Act, promptly notify the other party of the substance of such communication, and (iv) provide each other with a reasonable advance opportunity to review and comment upon all written communications with, and provide each other with copies of all written communications from, any Governmental Authority relating to the HSR Act. Any disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate.

Section 7.6 Employee Service Credit. Employees of the Company shall receive credit for their service on or prior to the Effective Time with the Company for purposes of determining eligibility to participate, vesting, and, solely with respect to vacation and sick leave, level of benefits (but not benefit accrual) under any “employee benefit plan”, as defined in Section 3(3) of ERISA, established or maintained by the Company under which each employee of the Company may be eligible to participate on or after the Effective Time (collectively, “New Plans”) to the same extent recognized by the Company comparable Benefit Plans immediately prior to the Closing and as would not result in duplication of benefits.

To the extent any employee of the Company participates in a New Plan that is a welfare plan or arrangement of Buyer during the twelve (12) month period immediately following the Closing Date (a “Buyer Welfare Plan”), Buyer will, to the extent permitted by applicable Law and any insurer (including any stop-loss insurer) or service provider under the applicable Buyer Welfare Plan, use commercially reasonable efforts to cause all (a) pre-existing condition limitations which otherwise would be applicable to such employee of the Company and his or her covered dependents under any such Buyer Welfare Plan that is a group health plan to be waived to the extent satisfied under a Benefit Plan comparable to such Buyer Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such employee’s commencement of participation in such Buyer Welfare Plan, (b) participation waiting periods under each Buyer Welfare Plan that would otherwise be applicable to such employee of the Company to be waived to the same extent waived or satisfied under the Benefit Plan comparable to such Buyer

Welfare Plan immediately prior to the Closing or, if later, immediately prior to such employee’s commencement of participation in such Buyer Welfare Plan and (c) co-payments and deductibles paid by employees of the Company under a Benefit Plan that is a group health plan in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any comparable Buyer Welfare Plan that is a group health plan.

Nothing in this Section 7.6 or any other provision of this Agreement, is intended to, or will be construed to, (a) confer upon any employee of the Company or any other Person other than the parties, in their respective capacities as Stockholders, to this Agreement any rights or remedies hereunder; (b) limit the right or ability of the Company, Buyer or any of Buyer’s Affiliates to terminate the employment of (or modify the terms and conditions of employment of) any employee of the Company, Buyer or any of Buyer’s Affiliates following the Closing, (c) establish or amend any Benefit Plan or any benefit plan, program, policy or arrangement of Buyer or any of Buyer’s Affiliates; or (d) limit the rights of the Company, Buyer or any of Buyer’s Affiliates to establish, amend or terminate any Benefit Plan or any other benefit plan, program, policy or arrangement, whether before or after the Closing.

Section 7.7 Treatment of Promised Company Options. None of the Promised Company Options shall be granted by the Company’s board of directors (or a committee thereof) prior to the Closing. Buyer will cause the Company to pay to each individual listed on Schedule 7.7, through payroll, the amount set forth opposite such individual’s name on Schedule 7.7, less applicable withholdings and payroll Taxes, provided the individual executes and does not revoke thereafter a Transaction Bonus Agreement in the form specified on Schedule 7.7. It is expressly acknowledged and agreed that, other than employment Taxes for which Liability is imposed on the employer, the aggregate amounts payable pursuant to this Section 7.7 shall be added to and included as a Change in Control Liability, and shall not be borne by Buyer.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Company’s and the Stockholders’ Obligations. The obligation of the Company and the Stockholders to consummate the Transactions is subject to the fulfillment or waiver (to the extent such condition can be waived) of all of the following conditions on or prior to the Closing, upon the non-fulfillment of any of which this Agreement may, at the Company’s option, be terminated pursuant to and with the effect set forth in Article X:

(a) The representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing Date as though then made, except to the extent (i) such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct, each on and as of such earlier date) or (ii) the failure of any such representation or warranty to be true and correct would not prevent or materially delay Buyer from consummating the Transaction.

(b) All obligations of Buyer to be performed hereunder through and including the Closing (including all obligations Buyer would be required to perform at the Closing if the Transactions were consummated) shall have been performed or complied with in all material respects.

(c) The Company shall have received a certificate from an officer of Buyer, as of the Closing, in form and substance satisfactory to the Company, certifying that the conditions set forth in subparts (a) and (b) of this Section 8.1 have been fulfilled in all respects.

(d) The waiting period (and any extension thereof) or required approval applicable to the Transactions under the HSR Act (if applicable to the Transactions) shall have expired (or early termination shall have been granted) or been received.

Section 8.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the fulfillment (to the extent such condition can be waived) of all of the following conditions on or prior to the Closing, upon the non-fulfillment of any of which this Agreement may, at Buyer’s option, be terminated pursuant to and with the effect set forth in Article X:

(a) The representations and warranties made by the Company and the Stockholders in this Agreement that (i) are Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Change” or words or phrases of similar import set forth therein) in all material respects and (ii) are not Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Change” or words or phrases of similar import set forth therein), except where the Change giving rise to the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have a Material Adverse Change, in each case, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date.

(b) All obligations of the Company and the Stockholders to be performed hereunder through and including the Closing (including all obligations that the Company and the Stockholders would be required to perform at the Closing if the Transactions were consummated and encompassing each of the agreements, instruments and other documents contemplated by Section 2.7(b)) shall have been performed or complied with in all material respects; provided, that in the event that the Transactions are consummated, then Buyer shall thereby have waived any non-fulfillment of the Company’s or the Stockholders’ obligations to deliver the agreements, instruments and other documents set forth in Section 2.7(b).

(c) During the period from the date of this Agreement to the Closing, there shall not have occurred, and there shall not exist on the Closing, any Material Adverse Change.

(d) Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company, as of the Closing, in form and substance satisfactory to Buyer certifying as to the status of the fulfillment of the conditions set forth in subparts (a), (b) and (c) of this Section 8.2.

(e) As of immediately prior to the Closing, each of the Key Employees shall remain in good standing with the Company and employed by the Company and shall not have provided written or oral notice to the Company of his or her intent to terminate employment with the Company following the Closing.

(f) The waiting period (and any extension thereof) or required approval applicable to the Transactions under the HSR Act (if applicable to the Transactions) shall have expired (or early termination shall have been granted) or been received.

(g) No Proceeding has been commenced on any grounds to restrain, enjoin or hinder the consummation of the Transactions.

(h) No Law has been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Transactions.

(i) There is no Order of a court of competent jurisdiction in effect precluding consummation of the Transactions.

ARTICLE IX

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Except as set forth below, the representations and warranties of the Company and the Stockholders contained in this Agreement, the Schedules (including any exhibit or annex to the Schedules) and the other Transaction Documents shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of the Company, the Stockholders and Buyer in this Agreement and the other agreements, certificates and documents contemplated by this Agreement that by their terms survive the Effective Time, shall survive the Effective Time.

Except as set forth below, if the Transactions are consummated, Buyer shall have no right to indemnification from or recourse against the Stockholders for any loss, Liability, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense (collectively, “Damages”) relating to or arising from (a) the breach or inaccuracy of any representation or warranty contained in this Agreement or any other agreement, certificate or document contemplated by this Agreement or (b) the failure of any Stockholder or the Company to perform any of their respective covenants or agreements contained in this Agreement or any other agreement, certificate or document contemplated by this Agreement that by their terms do not survive the Effective Time. Any Damages relating to the breach or inaccuracy of any representation or warranty of the Company or the Stockholders set forth in this Agreement shall be satisfied solely from amounts of any insurance payments actually paid to and received by Buyer pursuant to the R&W Insurance Policy in connection with the breach or events giving rise to such right to claim for Damages, which such mechanism shall constitute the sole remedy relating to such Damages. Buyer shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate all Damages upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Damages. For the avoidance of doubt, nothing in this Article IX shall in any way inhibit Buyer from obtaining any remedies Buyer may have against any insurer under the R&W Insurance Policy providing coverage for any breach or inaccuracy of the representations and warranties in this Agreement.

Notwithstanding anything herein to the contrary, (i) in no event shall the representations and warranties of the Company and the Stockholders contained in this Agreement, the Schedules (including any exhibit or annex to the Schedules) and other Transaction Documents expire in the event of, or shall Buyer be deemed to have waived, released or relinquished any of its rights to claims for or based on, Fraud, and (ii) from and after the Closing Date, the Securityholders, severally and not jointly based on each Securityholder’s Pro Rata Share, indemnify Buyer, the Company, and their respective directors, officers, stockholders, successors and assigns and hold them harmless from and against any and all Damages incurred by any of them to the extent caused by, arising out of or resulting from any Taxes owed by the Company with respect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period. For purposes of the preceding sentence, the pre-Closing portion of any Taxes attributable to a Straddle Period shall, (A) in the case of property or similar ad valorem Taxes, equal the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period through the day preceding the Closing Date, and the denominator of which is the total number of days in the Straddle Period; and (B) with respect to any other Taxes, equal the amount which would be payable if the Straddle Period ended at the end of the day preceding the Closing Date.

ARTICLE X

TERMINATION

Section 10.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement that are set forth in this Article X.

Section 10.2 Right to Terminate. This Agreement and the Transactions may be terminated at any time prior to the Closing by prompt written notice given in accordance with the notice provisions in Section 11.3:

(a) by the mutual written consent of Buyer and the Company;

(b) by either Buyer or the Company if the Closing has not occurred at or before 11:59 p.m. Pacific time on the tenth Business Day following the date hereof (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the aforesaid date;

(c) by Buyer in the event of any material breach by the Company or the Stockholders of any of such party’s agreements, covenants, representations or warranties contained herein that is not cured in all material respects within ten (10) days of notice of the same from Buyer to the Company;

(d) by the Company in the event of any material breach by Buyer of any of such party’s agreements, covenants, representations or warranties contained herein that is not cured in all material respects within ten (10) days of notice of the same from the Company to Buyer;

(e) by Buyer in the event of any event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change; or

(f) by Buyer or the Company if there shall be in effect a final, non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 10.2(f) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the Order.

Section 10.3 Remedies Upon Termination. If this Agreement is terminated pursuant to Section 10.2, each of the parties to this Agreement shall be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination, except as set forth in this Section 10.3 and Section 10.4, and no party to this Agreement shall have any claim against any other party to this Agreement, unless the circumstances giving rise to the termination of this Agreement were caused by a party’s willful breach of a material representation, warranty or covenant set forth in this Agreement, in which event termination of this Agreement shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching parties to this Agreement. If following the termination of this Agreement any Proceeding is commenced by any party to pursue any legal or equitable right or remedy against any other party whose willful breach of a material representation, warranty or covenant herein results in the termination of this Agreement, all out-of-pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding shall be reimbursed by the losing party; provided that if a party to such Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 10.4 Certain Other Effects of Termination. In the event of the termination of this Agreement by either the Company or Buyer as provided in Section 10.2, each party to this Agreement, if so requested by any other party, will return or destroy promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the Transactions, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) that may have been made, and will use commercially reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made, subject to the terms and conditions of Section 6.4 with respect to the return or destruction of such documents; and

ARTICLE XI

MISCELLANEOUS

Section 11.1 Transaction Expenses. Each party shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the Transactions; provided that, Buyer shall be responsible for all filing fees under the HSR Act.

Section 11.2 Publicity. During the Interim Period, except as otherwise required by Law or securities exchange or listing rules, press releases and other publicity concerning the Transactions shall be made only with the prior written agreement of the Company and Buyer (and in any event, the parties shall use all commercially reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing). Following the Closing, press releases and other publicity concerning the Transactions shall be made only with the prior written agreement of Buyer and the Stockholders’ Committee except as otherwise required by Law or securities exchange or listing rules.

Section 11.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by electronic transmission in portable document format (PDF) or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by United States mail shall be deemed given three (3) Business Days after being deposited in the mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission shall be deemed given on the first Business Day following confirmed receipt. All notices shall be addressed as follows:

If to the Company (prior to the Closing):

e-Builder, Inc.

1800 NW 69th Avenue, Suite 201

Plantation, FL 33313

Email: rantevy@e-builder.net

Attn: Ron Antevy

with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Email: sjoachim@fenwick.com

Attn: Scott B. Joachim

If to the Company (after the Closing) or to Buyer:

Trimble Inc.

935 Stewart Drive

Sunnyvale, California 94085

Email: legal_administration@trimble.com

Attn: General Counsel

with a copy to (which shall not constitute notice):

Perkins Coie LLP

1900 Sixteenth Street

Suite 1400

Denver, Colorado 80202

Email: jbeuche@perkinscoie.com

Attention: Jeff Beuche

If to the Stockholders’ Committee (on behalf of the Stockholders):

Ron Antevy and Jonathan Antevy

3314 Meadowbrook Way

Davie, FL 33328

with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Email: sjoachim@fenwick.com

Attn: Scott B. Joachim

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.3.

Section 11.4 Entire Agreement. This Agreement and the other Transaction Documents (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, (b) will not be assigned to any other Person, except Buyer may assign this Agreement or any Transaction Document to any Affiliate (provided that in the case of any such assignment by Buyer, Buyer shall remain fully liable for the performance of all obligations of Buyer under this Agreement or any Transaction Document, to the extent such obligations are not performed by such assignee) and (c) will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, if any. Each exhibit and schedule to this Agreement shall be considered incorporated into this Agreement.

Section 11.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns, if any, and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder. Without limiting the generality of the foregoing, this Agreement shall not give or be construed to give any legal or equitable rights to the insurer under the R&W Insurance Policy, except in the case of Fraud.

Section 11.6 Applicable Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), or the relationship between the parties will be governed by the internal Laws of the State of Delaware.

Section 11.7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

Section 11.8 Counterparts. This Agreement may be executed and delivered by each party in separate counterparts (including electronic portable document format (PDF) or similar format), each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement. This Agreement will become effective when, and only when, each party hereto receives a counterpart hereof signed by all of the other parties hereto. This Agreement may be executed by facsimile or .PDF signature, and a facsimile or .PDF signature will constitute an original signature for all purposes.

Section 11.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. In that event, this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

Section 11.10 Consent to Jurisdiction. EACH OF THE PARTIES AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN OR HAVING JURISDICTION OVER THE COUNTY OF NEW CASTLE, DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 11.3, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION 11.10 SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12 Attorney-Client Privilege; Continued Representation. Buyer agrees, on its own behalf and on behalf of its directors, officers, managers, employees and Affiliates, that, following the Closing, Fenwick & West LLP may serve as counsel to the Securityholders, the Stockholders’ Committee and their respective Affiliates in connection with any matters related to this Agreement and the contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the contemplated Transactions notwithstanding any representation by Fenwick & West LLP prior to the Closing Date of the Company. Buyer and the Company hereby (a) waive any claim they have or may have that Fenwick & West LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer and any of the Securityholders, the Stockholders’ Committee or any of their respective Affiliates, Fenwick & West LLP may represent the Securityholders, the Stockholders’ Committee or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though Fenwick & West LLP may have represented the Company in a matter substantially related to such dispute. Buyer and the Company also further agree that, as to all communications prior to Closing among Fenwick & West LLP and the Company, the Securityholders or their Affiliates and representatives, the Stockholders’ Committee or its Affiliates and representatives, that primarily relate to the negotiation of Transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Securityholders and may be controlled by the Securityholders and shall not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Fenwick & West LLP to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Stockholders’ Committee (not to be unreasonably withheld, conditioned or delayed).

Section 11.13 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of Buyer and the Stockholders’ Committee (it being acknowledged and agreed that, the Company and the Stockholders’ Committee may amend this Agreement and waive matters on behalf of the Stockholders, all as contemplated by Section 2.10).

Section 11.14 Specific Performance. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason any party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive relief and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity or proving inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 11.15 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

[Signature Pages Follow]

The parties have executed this Stock Purchase Agreement as of the date indicated in the first sentence of this Agreement.

BUYER:		COMPANY:

TRIMBLE INC.		E-BUILDER, INC.

By:	/s/ James A. Kirkland	By:	/s/ Ron Antevy
Name:	James A. Kirkland	Name:	Ron Antevy
Its:	Senior Vice President and General Counsel	Its:	President and Chief Executive Officer

STOCKHOLDERS’ COMMITTEE:

/s/ Ron Antevy RON ANTEVY

/s/ Jonathan Antevy JONATHAN ANTEVY

STOCKHOLDERS:

/s/ Ron Antevy RON ANTEVY

/s/ Jonathan Antevy JONATHAN ANTEVY

/s/ William Walters WILLIAM WALTERS

OVADIA AND VICTORIA ANTEVY

/s/ Ovadia Antevy OVADIA ANTEVY

/s/ Victoria Antevy VICTORIA ANTEVY

/s/ Joseph Schmoke JOSEPH SCHMOKE

/s/ Paul Antevy PAUL ANTEVY

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

/s/ Peter Antevy PETER ANTEVY

/s/ Joseph McSherry JOSEPH MCSHERRY

/s/ Craig Schwabe CRAIG SCHWABE

/s/ Cynthia Buckwalter CYNTHIA BUCKWALTER

MELANIE ANTEVY AND RONNIE ANTEVY, TRUSTEES OF THE JONATHAN ANTEVY 2014 IRREVOCABLE TRUST

/s/ Ron Antevy RON ANTEVY, TRUSTEE

/s/ Melanie Antevy MELANIE ANTEVY, TRUSTEE

RACHEL ANTEVY AND JONATHAN ANTEVY, TRUSTEES OF THE RONNIE ANTEVY 2014 IRREVOCABLE TRUST

/s/ Jonathan Antevy JONATHAN ANTEVY, TRUSTEE

/s/ Rachel Antevy RACHEL ANTEVY, TRUSTEE

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SCHEDULE A

Defined Terms

“ACA” is defined in Section 3.24(d).

“Accounting Firm” is defined in Section 2.8(d).

“Accounting Principles” means GAAP determined on a year-end closing of the books basis taking into account all known adjustments, irrespective of materiality.

“Action” means any action, suit, litigation, arbitration, mediation, Proceeding, claim, complaint, allegation, demand, charge, grievance, prosecution, investigation, inquiry, hearing, audit, examination or subpoena (whether (a) civil, criminal, administrative, judicial, investigative or appellate, (b) formal or informal, (c) public or private, or (d) at law or at equity) commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Adjustment Amount” is defined in Section 2.8(a).

“Adjustment Statement” is defined in Section 2.8(b).

“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by or is under common Control with such Person and any officer or director or controlling person of such Person, including, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses or domestic partners.

“Agreement” is defined in the Preamble.

“Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, loan, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit, acceleration or other employee benefit plan, fund, policy, program, Contract or the like, or payroll practice of any kind (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting, executive compensation, termination, severance, or personal services Contract, written or otherwise, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by the Company (or any of its Affiliates) or to which the Company (or any of its Affiliates) is a party, (b) covering or benefiting any current or former officer, employee, director, consultant, independent contractor or other service provider of or to the Company or any of its Affiliates (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (c) with respect to which the Company (or any of its Affiliates) has (or could have) any obligation or Liability.

“Business Day” means a day on which banks are open for business in the City of San Francisco, California but does not include a Saturday, Sunday or a statutory holiday in the State of California.

“Buyer” is defined in the Preamble.

“Buyer Welfare Plan” is defined in Section 7.6.

“Cardholder Data” is defined in Section 3.22(b).

“Cash” means actual cash and cash equivalents (other than Restricted Cash) held in Company’s bank, lock box and other accounts net of all “cut” but un-cashed checks outstanding as of the Effective Time, determined in accordance with the Accounting Principles, consistently applied by the Company.

“Change” is defined in the definition of “Material Adverse Change”.

“Change of Control Liabilities” means all Liabilities of Company to any Person as a result of the Transactions, without regard to whether such Liability arises pursuant to “single trigger” or “double trigger” agreement, plan or arrangement or otherwise. For the avoidance of doubt, the aggregate amounts payable pursuant to the Transaction Bonus Agreements are Change of Control Liabilities.

“Change of Control Liability Company Releases” is defined in Section 2.7(b)(v).

“Closing” is defined in Section 2.6(a).

“Closing Cash Amount” is defined in Section 2.8(b).

“Closing Cash Consideration” means an amount equal to (i) Five Hundred Million Dollars ($500,000,000), minus (ii) the Closing Indebtedness, plus (if any), (iii) the Closing Cash Amount, minus (iv) Transaction Expenses that were unpaid as of the Closing, minus (v) Change of Control Liabilities that were unpaid as of the Closing.

“Closing Date” is defined in Section 2.6(a).

“Closing Indebtedness” is defined in Section 2.8(b).

“COBRA” is defined in Section 3.24(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company 401(k) Plan” is defined in Section 6.5.

“Company D&O Tail Policy” is defined in Section 7.2.

“Company Indemnification Provisions” is defined in Section 7.2.

“Company Intellectual Property” means any Intellectual Property used or exploited by, held for use or exploitation by, owned, purported to be owned by or licensed to the Company, or otherwise used in the business of the Company or any Company Products.

“Company Option Plan” means the Company’s 2013 Equity Incentive Plan, as amended from time to time.

“Company Options” is defined in Recital B.

“Company Owned Intellectual Property” means all Company Intellectual Property other than any Intellectual Property licensed to the Company pursuant to any Inbound Intellectual Property Licenses.

“Company Product(s)” means: all products and service offerings that are currently being marketed, offered, sold, distributed, made commercially available, or otherwise provided to directly or indirectly to customers by the Company.

“Company Registered Intellectual Property” means any Company Owned Intellectual Property or other Intellectual Property that is exclusively licensed to the Company that, in either case, is the subject of an application or registration with any Governmental Authority, including any Domain Name registration and any application or registration for any Patent, Copyright or Trademark.

“Company Stock” is defined in Recital A.

“Company Warrants” is defined in Recital C.

“Company’s Knowledge” is defined in Section 1.4.

“Competing Acquisition Proposal” is defined in Section 6.3.

“Contaminants” is defined in Section 3.23(a).

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, purchase order or other contract, agreement, commitment, arrangement, plan, understanding or instrument, whether written or oral, contingent or otherwise, and including any letter of intent, term sheet, memorandum of understanding or the like, whether purporting to be binding or non-binding, in whole or in part, and including all amendments, supplements and modifications thereof and, to the extent incorporated therein by reference in accordance with its terms, all exhibits, schedules, annexes and attachments thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise.

“Copyrights” as defined in the definition of “Intellectual Property Rights.”

“Damages” is defined in Article IX.

“Databases” as defined in the definition of “Intellectual Property Rights.”

“Death and Disability Benefit Agreements” is defined in Section 2.7(b)(x).

“Denied Persons List” means United States Bureau of Industry and Security Denied Persons List.

“DFARS” means United States Defense Federal Acquisition Regulation Supplement.

“Disputed Items” is defined in Section 2.8(b).

“DOC” is defined in Section 3.30(b).

“Domain Names” as defined in the definition of “Intellectual Property Rights.”

“DOT” is defined in Section 3.30(b).

“Effective Time” is defined in Section 2.6(a).

“Entity List” means United States Bureau of Industry and Security Entity List.

“Environmental and Safety Requirements” means, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative Orders and determinations, all obligations under Contract and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is (or, at the relevant time, was) considered a single employer with the Company within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Balance Sheet” is defined in Section 2.5(b).

“Estimated Cash Amount” is defined in Section 2.5(b).

“Estimated Cash Consideration” is defined in Section 2.5(a).

“Estimated Indebtedness” is defined in Section 2.5(b).

“Expense Amount” is defined in Section 2.6(b)(iv).

“Expense Fund” is defined in Section 2.10(f).

“FAR” means United States Federal Acquisition Regulation.

“Final Adjustment Amount” is defined in Section 2.8(b).

“Final Adjustment Statement” is defined in Section 2.8(b).

“Financial Statements” is defined in Section 3.7.

“FLSA” means the Fair Labor Standards Act.

“Founder Notes” is defined in Section 2.7(b)(xxii).

“Fraud” means (i) any fraud by or on behalf of the Company, at or prior to the Closing, or the Stockholders, or (ii) any fraud by an individual on behalf of the Company, at or prior to the Closing or the Stockholders, or by one or more holder of equity interest of the Stockholders.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Existence and Good Standing), Section 3.2 (Power and Authority, Authorization and Execution), Section 3.3 (Enforceability), Section 3.5 (Capitalization), Section 3.29 (Brokers), Section 4.1 (Power and Authority, Authorization and Execution), Section 4.3 (Title to Shares) and Section 4.5 (Brokers).

“GAAP” means generally accepted accounting principles in the United States, as applied by the Company on a basis consistent with its past practices.

“General Release” is defined in Section 2.7(b)(xiv).

“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence and/or governs its internal affairs. For example, (a) the Governing Documents of a corporation include its certificate or articles of incorporation and by-laws, any stockholder agreements, (b) the Governing Documents of a limited partnership include its certificate of limited partnership and its limited partnership agreement, and (c) the Governing Documents of a limited liability company include its certificate of formation and its limited liability company agreement.

“Government Contract” means, individually or collectively as the context may require, Contracts, including delivery orders, task orders, purchase orders and notices-to-proceed between Company and any Governmental Authority.

“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.

“GSA” is defined in Section 3.15(j).

“Hazardous Substance” means any hazardous or otherwise regulated substance, material or waste, chemical substance or mixture, pesticide, pollutant, contaminant, toxic chemical, petroleum product or byproduct, asbestos, polychlorinated biphenyl, noise, radiation, or any other substance, material or waste for which Liability or standards of conduct may be imposed pursuant to Environmental and Safety Requirements.

“HCERA” is defined in Section 3.24(d).

“Health Care Reform Laws” is defined in Section 3.24(d).

“Health Plan” is defined in Section 3.24(d).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Intellectual Property Licenses” means collectively, any Contract (including covenants not to sue) pursuant to which the Company is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which Company obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Indebtedness” of any Person shall mean, without duplication, as of any date of determination, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iii) any off-balance sheet debt financing (but excluding operating leases); (iv) swap, hedging or similar Contract; (v) capital lease; (vi) purchase money mortgage, indenture, deed of trust or other purchase money Lien or conditional sale or other title retention Contract; (vii) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise (other than with respect to any subscription services); (viii) accrued interest, fee or other expense regarding any of the foregoing, including any prepayment penalties or premium, consent fees, break fees or similar payments or contractual charges; (ix) any Liability secured by any Lien upon any asset; (x) any Liability related to the respective Death and Disability Benefit Agreements dated December 2, 2016 between the Company and each of Ron Antevy and Jonathan Antevy; (xi) any bonuses accrued in respect of calendar year 2017 and payable in calendar year 2018; (xii) any salaries or wages payable accrued as of immediately prior to Closing; (xiii) (A) any costs related to the provision of goods or services by the Company pursuant to any Contract which requires delivery or performance over a period of more than twelve (12) months and for which the Company has recognized revenue in advance for delivery of such goods or performance of such services (other than with respect to the Memorandum of Agreement, dated September 25, 2017, between the Company and Massachusetts Bay Transportation Authority) and (B) deferred revenue in the amount of $632,101 related to the Memorandum of Agreement, dated September 25, 2017, between the Company and Massachusetts Bay Transportation Authority; (xiv) the aggregate amount of any employment Taxes for which Liability is imposed on the employer arising with respect to the Transaction Bonus Agreements and (xv) all obligations of the type referred to in clauses (i) through (xiv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations. For the avoidance of doubt, “Indebtedness” shall not include any Liabilities under any employee deferred compensation plans or arrangements nor any unfunded (or underfunded) employee benefit Liabilities, in either case, other than the respective Death and Disability Benefit Agreements dated December 2, 2016 between the Company and each of Ron Antevy and Jonathan Antevy.

“Information” is defined in Section 3.22(a).

“Intellectual Property” means collectively all Intellectual Property Rights and Technology.

“Intellectual Property Licenses” is defined in Section 3.21(e).

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to: (a) applications and registrations for patents, or other industrial rights or designs including any reissues, divisionals, renewals, extensions, provisionals, continuations or continuations-in-part thereof, and any other filings claiming priority to or serving as a basis for priority thereof (collectively “Patents”); (b) applications and registrations for copyrights or rights with respect to works of authorship (including any moral and economic rights, however denominated), including, but not limited to, in any Software (collectively “Copyrights”); (c) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, or brand names, together with all goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively “Trademarks”); (d) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (collectively “Domain Names”); (e) Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (f) privacy or publicity; (g) Technology; (h) databases and data collections (collectively “Databases”); (i) all other equivalent or similar rights; and (j) any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.

“Interim Balance Sheet” is defined in Section 3.7.

“Interim Financial Statements” is defined in Section 3.7.

“Interim Period” is defined in Section 6.1.

“International Benefit Plan” is defined in Section 3.24(k).

“Investment” as applied to any Person means: (a) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, stock, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution by such Person to any other Person.

“IRS” means Internal Revenue Service.

“Key Employees” means Ron Antevy, Jonathan Antevy, James Caza, Chris Bell, Brian Norusis, Jeanne Prayther, Greg Blackman and Rafael Santos.

“Law” means any federal, state, local, foreign, municipal, administrative or other law, statute, ordinance, regulation, rule, code, treaty, Order, judgment, writ, injunction, act, decree, decision, ruling, award or other requirement having the force of law of any Governmental Authority.

“Lease” is defined in Section 3.19(b).

“Leased Real Property” is defined in Section 3.19(b).

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, cause of action or other loss (including loss of benefit), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated.

“Lien” means any lien, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, hypothecation, power of sale, encumbrance, license, sublicense, condition, option or encumbrance of any kind (other than, with respect to the Company Stock, as imposed by applicable securities Laws).

“List of Debarred Parties” means United States Department of State List of Statutorily Debarred Parties.

“Material Adverse Change” means any fact, circumstance, event, change, effect or occurrence (each, a “Change”) that, individually or in the aggregate, with all other facts, circumstances, events, changes, effects or occurrences, is materially adverse to the business, operations, assets, Liabilities, financial condition or results of operations of the Company or is materially adverse to the ability of the Company or any Stockholder to consummate the Transactions; provided, however, that in determining whether a Material Adverse Change has occurred, there shall be excluded any Change, either alone or in combination with other Changes, to the extent caused by (a) any Change in general economic conditions in, or Change that affects, the industries or markets in which the Company operates, (b) any Change in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack, or Change in national or international economic conditions or credit or financial market conditions, (c) any changes in the financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or market index or any change in prevailing interest rates, (d) any natural or man-made disasters or acts of god, (e) (i) any action taken by the Company or the Stockholders (1) pursuant to and in accordance with this Agreement or (2) at the request or with the consent of Buyer or (ii) the failure by the Company or the Stockholders to take any action prohibited by this Agreement, (f) any failure, in and of itself, by the Company to meet any internal projections or forecasts (as distinguished from any change or effect giving rise or contributing to such failure) (provided that the exception set forth in this clause (f) shall not prevent or otherwise affect any determination that the underlying reasons for any such failure constitutes or contributed to a Material Adverse Change), or (g) any Change in applicable Law or GAAP, after the date hereof, except to the extent that such event, effect, circumstance, change, occurrence, fact or development, arising from or related to the matters in clauses (a)-(g) disproportionately affects taken as a whole, as compared to other businesses operating in the industries or markets in which the Company operates.

“Material Contract” is defined in Section 3.15.

“Material Customers” is defined in Section 3.26.

“Material Suppliers” is defined in Section 3.26.

“Methodology” is defined in Section 2.5(b).

“NDA” is defined in Section 6.4.

“New Plans” is defined in Section 7.6.

“Non-Competition Agreements” is defined in Section 2.7(b)(ii).

“Non-Voting Common Stock” is defined in Recital A.

“Notice of Disagreement” is defined in Section 2.8(b).

“Notification and Report Form” shall have the meaning given to it in the HSR Act.

“OFAC” is defined in Section 3.30(b).

“Open Source License” a Contract that licenses Software or other material (a) as “free software” or “open source software” (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License); (b) under a Contract that is, or is substantially similar to, a license that meets the Open Source Definition (www.opensource.org/osd.html) or Free Software Definition (www.gnu.org/philosophy/free-sw.html); or (c) under a Contract that obligates the recipient or user of the Software or other material (i) to disclose, distribute or provide any Software or other material to any Person; (ii) to permit another Person to access, modify, make derivative works of, or reverse-engineer any Software or other material; or (iii) to grant any Person any Patent or other Intellectual Property Rights or imposes a non-assertion obligation on the recipient or users of the Software or other material.

“Open Source Materials” is defined in Section 3.21(h).

“Option Consideration” is defined in Section 2.3(a).

“Optionholders” is defined in Recital B.

“Order” means any order, judgment, writ, injunction, act, decree, decision, ruling or award of any Governmental Authority, arbitrator or mediator and any settlement agreement, compliance agreement or other agreement entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with historical practice.

“Outbound Intellectual Property Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which the Company authorizes or otherwise permits any other Person to access or exploit any Company Intellectual Property, or any Contract pursuant to which a Person obtains a right to access or exploit any Company Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Outside Termination Date” is defined in Section 10.2(b).

“Patents” as defined in the definition of “Intellectual Property Rights.”

“Payoff Letters” is defined in Section 2.7(b)(i).

“PCI DSS” is defined in Section 3.22(b).

“Per Share Consideration Amount” means the quotient obtained by dividing (a) (i) the Estimated Cash Consideration, plus (ii) the aggregate option exercise price for all Company Options, plus (iii) the aggregate warrant exercise price for all Company Warrants, minus (iv) the Expense Amount by (b) the Total Fully Diluted Capitalization.

“Per Share Option Consideration Amount” means the quotient obtained by dividing (a) (i) the Estimated Cash Consideration, plus (ii) the aggregate option exercise price for all Company Options, plus (iii) the aggregate warrant exercise price for all Company Warrants by (b) the Total Fully Diluted Capitalization.

“Permits” means all authorizations, consents, waiver, exemption, Order, licenses, permits, registrations, certificate, notice and approvals of any Governmental Authority.

“Permitted Liens” means: (a) statutory Liens for Taxes not yet due and payable and (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen for sums not yet due incurred in the Ordinary Course of Business;

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Personally Identifiable Information” means any information that identifies or is capable of identifying any employee, contractor, or other individual persons who have provided information to the Company, whether a living or dead individual person, including: (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers; and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution.

“Pre-Closing Statement” is defined in Section 2.5(b).

“Pre-Closing Tax Period” is defined in Section 7.4.

“Prime Contractor” means any Person (other than the Company) that is a party with a subcontractor under a Government Contract.

“Pro Rata Shares” means the total amount of Company Stock and/or Company Warrants, on a fully diluted basis, owned by each Stockholder or Warrantholder immediately prior to the Effective Time, as a percentage of the sum of, as of immediately prior to the Effective Time, the aggregate number of (i) shares of Company Stock issued and outstanding immediately prior to the Effective Time; plus (ii) the maximum aggregate number of shares of Company Stock issuable upon full exercise, exchange or conversion of all Company Warrants.

“Proceeding” means any audit, litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, inquiry, investigation or like matter before or by any Governmental Authority, whether administrative, judicial or arbitration in nature, whether threatened or made.

“Promised Company Option” means each option to purchase a share of Company Stock that has been promised, but not granted, as set forth on Schedule 7.7.

“Qualifying Company Option” means each Company Option (whether vested or unvested) outstanding immediately before the Closing with a per share exercise price that is less than an amount equal to the Per Share Consideration Amount.

“R&W Insurance Policy” means a buyer-side representations & warranties insurance policy issued on or after the date hereof by an issuer or issuers acceptable to Buyer, which insurance policy shall (a) include an irrevocable, unconditional waiver of the insurer thereunder of such insurer’s subrogation rights against the Stockholders other than in the case of Fraud and (b) provide the premium, underwriting fee and any other fees and expenses relating to or arising from the purchase of such policy shall be paid for by Buyer.

“Related Party” means the present directors, managers, officers, independent contractors, members, Stockholders and partners of the Company, and any and all Affiliates of such directors, managers, officers, independent contractors, members, Stockholders and partners.

“Related Party Agreements” is defined in Section 3.11.

“Restricted Cash” means any cash held by the Company to secure or otherwise provide payment for any outstanding letters of credit, wires in transit, security deposits, cash and cash equivalents collected on behalf of the Company’s customers or other deposits and any cash held by the Company in bank, lock box, and other deposit accounts located in a jurisdiction outside the United States.

“Sample Indebtedness Calculation” is defined in Section 2.5(b).

“Schedule” is defined in Article III.

“SDNs” is defined in Section 3.30(c).

“Securityholders” means, collectively, the Stockholders, Optionholders and Warrantholder, in their respective capacities as such.

“Service Provider Company Releases” is defined in Section 2.7(b)(ii).

“Shortfall Amount” is defined in Section 2.8(f)(ii).

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in Source Code or object code), Databases and computations (including any and all data and collections of data), all versions, updates, corrections, enhancements, replacement and modification and all documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

“Source Code” means computer software and code, in a form other than object code form, including: (a) related programmer comments and annotations, help text, data and data structures, instructions; and (b) procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.

“Stockholders” is defined in the Preamble.

“Straddle Period” is defined in Section 7.4.

“Systems” is defined in Section 3.23(b).

“Tax Returns” means all returns, declarations, reports, statements and other documents filed or required to be filed by the Company in respect of any Taxes, including any statements or schedules attached thereto, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Taxes” means (a) all federal, state, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles, escheat and unclaimed property obligations, and other taxes, fees, stamp taxes, duties, charges, gross ups, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, and the term “Tax” means any one of the foregoing Taxes.

“Technology” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) Databases and other compilations and collections of data or information; (g) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (collectively “Trade Secrets”); and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Total Fully Diluted Capitalization” means the sum of, as of immediately prior to the Closing, the aggregate number of (i) shares of Company Stock issued and outstanding immediately prior to the Closing; plus (ii) the maximum aggregate number of shares of Company Stock issuable upon full exercise, exchange or conversion of all Company Warrants; plus (iii) the maximum aggregate number of shares of Company Stock issuable upon full exercise, exchange or conversion of all Qualifying Company Options and any other rights issued and outstanding immediately prior to the Closing convertible into, exercisable for or exchangeable for, shares of Company Stock.

“Trade Secrets” as defined in the definition of “Technology.”

“Transaction Bonus Agreements” means transaction bonus agreements, in the forms attached hereto as Exhibit G-1, between the Company and each Person entitled to a Promised Company Option, and Exhibit G-2, between the Company and each Person entitled to a discretionary transaction bonus, each to be paid by the Company in accordance with Section 7.7.

“Transaction Documents” means this Agreement and all the other agreements, certificates, instruments, financial statements and other documents to be executed or delivered by one or more of the parties in connection with the Transactions.

“Transaction Expenses” means all fees, costs and expenses (including fees, costs and expenses of advisors, legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred by the Company in connection with or related to the sales process, the negotiation of this Agreement and the other agreements contemplated hereby, the performance of each such party’s obligations hereunder and thereunder and the consummation of the Transactions contemplated hereby and thereby.

“Transactions” is defined in Recital D.

“Unverified List” means United States Bureau of Industry and Security Unverified List.

“Voting Common Stock” is defined in Recital A.

“Warrant Cancellation Agreement” is defined in Recital C.

“Warrant Consideration” is defined in Section 2.4(a).

“Warrantholder” is defined in Recital C.

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